Exhibit 10(a)

    EXECUTION

ONCOR ELECTRIC DELIVERY COMPANY LLC,

AS BORROWER

______________________

REVOLVING CREDIT AGREEMENT

Dated as of October 10, 2007

______________________

JPMORGAN CHASE BANK, N.A.,

AS ADMINISTRATIVE AGENT,

FRONTING BANK AND SWINGLINE LENDER

CITIBANK, N.A.,

AS SYNDICATION AGENT AND FRONTING BANK

CREDIT SUISSE, CAYMAN ISLAND BRANCH,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

LEHMAN COMMERCIAL PAPER INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

AS CO-DOCUMENTATION AGENTS

J.P. MORGAN SECURITIES INC.,

CITIGROUP GLOBAL MARKETS INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

LEHMAN BROTHERS INC.,

MORGAN STANLEY SENIOR FUNDING, INC.,

AS JOINT LEAD ARRANGERS AND BOOKRUNNERS

i

EXHIBITS, SCHEDULES AND ANNEXES

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C-1	Form of Request for Issuance by JPMorgan Chase Bank
Exhibit C-2	Form of Request for Issuance by Citibank
Exhibit D	Form of Prepayment Notice
Exhibit E	Form of Non-U.S. Lender Certification

Schedule 2.01	Commitments
Schedule 2.17(i)	LC Fronting Bank Commitments
Schedule 5.10	Existing Liens
Schedule 5.17	Post-Closing Matters

REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of October 10, 2007, among Oncor Electric Delivery Company LLC, a Delaware limited liability company (the “Borrower”), the lenders listed in Schedule 2.01 (together with their successors and assigns, the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent for the Lenders (in such capacity, the “Agent”), Citibank, N.A. (“Citibank”), as syndication agent (in such capacity, the “Syndication Agent”), Credit Suisse, Cayman Island Branch (“CS”), Goldman Sachs Credit Partners L.P. (“GSCP”), Lehman Commercial Paper Inc. (the “Lehman Lender”), Morgan Stanley Senior Funding, Inc. (“MSSF”, together with CS, GSCP and the Lehman Lender, collectively, the “Co-Documentation Agents”), J.P. Morgan Securities Inc. (“JPMSI”), Citigroup Global Markets Inc. (“Citigroup”), Credit Suisse Securities (USA) LLC (“CS Securities”), GSCP, Lehman Brothers Inc. (“Lehman”) and MSSF (collectively, the “Joint Lead Arrangers and Bookrunners”), JP Morgan Chase, as swingline lender (in such capacity, the “Swingline Lender”) and JP Morgan Chase and Citibank as fronting banks for letters of credit issued hereunder (each a “Fronting Bank”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders and the Fronting Banks provide the revolving credit, letter of credit and swingline facilities hereinafter described in the amounts and on the terms and conditions set forth herein; and

WHEREAS, the Lenders and the Fronting Banks have agreed to provide such facilities on the terms and conditions set forth herein, and JPMorgan Chase has agreed to act as Agent on behalf of the Lenders and the Fronting Banks on such terms and conditions.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

SECTION 1.01.	Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II or any Eurodollar Loan converted (pursuant to Section 2.03, 2.07 or 2.11(a)(ii)) to a loan bearing interest at a rate determined by reference to the Alternate Base Rate and in any event shall include all Swingline Loans.

“Additional Lender” shall have the meaning assigned to such term in Section 2.19(a).

“Administrative Fees” shall have the meaning assigned to such term in Section 2.04(d).

“Affiliate” shall mean, when used with respect to a specified person, another person that directly or indirectly controls or is controlled by or is under common control with the person specified.

“Agent” shall have the meaning given such term in the preamble hereto.

“Agent Party” and “Agent Parties” shall have the meaning given such term in Section 8.17(e).

“Agreement” shall have the meaning given such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (i) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (ii) the Prime Rate in effect on such day.  For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by JPMorgan Chase, of the quotations for the day of such transactions received by JPMorgan Chase from three Federal funds brokers of recognized standing selected by it.  If for any reason JPMorgan Chase shall have determined (which determination shall be conclusive absent manifest error; provided that JPMorgan Chase shall, upon request, provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of JPMorgan Chase to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (i) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Law” shall mean, as to any Person, any law (including common law), statute, regulation, ordinance, rule, order, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority (including the PUCT and ERCOT), in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.  Applicable Law shall also include commitments, undertakings and stipulations set forth in the Joint Report and Application of Oncor Electric Delivery Company and Texas Energy Future Holdings Limited Partnership Pursuant to Public Utility Regulatory Act 14.101 before the PUCT, to the extent such commitments, undertakings and stipulations are embodied in a final order issued by the PUCT.

“Applicable Margin” shall mean, at any time and for any Type of Loan, the percentage per annum set forth below corresponding to such Type of Loan in the column under the Applicable Rating Level at such time.  At any time an Event of Default specified in Article VI(b) has occurred and is continuing, the Applicable Margins set forth below shall be increased for each Applicable Rating Level by 2.00% with respect to overdue principal.  At any time an Event of Default specified in Article VI(c) has occurred and is continuing, the Applicable Margin with respect to any such overdue amounts will be the rate applicable to ABR Loans plus 2.00% per annum.

Applicable Rating
Level	1	2	3	4	5
Percentage Per Annum
Eurodollar Loan	0.275%	0.350%	0.425%	0.575%	0.800%
ABR Loan	0%	0%	0%	0%	0%

“Applicable Rating Level” shall mean, at any time, the level set forth below in the row next to the then applicable Debt Ratings.  If there is a difference of one level in the Debt Ratings, then the higher Debt Rating shall be used for purposes of determining the Applicable Rating Level, and if there is a difference of more than one level in the Debt Ratings, then the Debt Rating one level higher than the lower Debt Rating will be used for purposes of determining the Applicable Rating Level.  Any change in the Applicable Rating Level shall be effective on the date on which the applicable rating agency announces any change in the applicable Debt Rating.

S&P Debt Rating Moody’s Debt Rating	Applicable Rating Level
A- or better A3 or better	1
BBB+ Baal	2
BBB Baa2	3
BBB- Baa3	4
Below BBB-* Below Baa3*	5
* or unrated
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee in the form of Exhibit A.

“Available Commitment” shall mean, for each Lender, the excess of such Lender’s Commitment over such Lender’s Outstanding Credits.

“Available Commitments” shall refer to the aggregate of the Lenders’ Available Commitments.

“Authorized Officer” shall mean the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member or general partner thereof, any other senior officer of the Borrower designated as such in writing to the Agent by the Borrower and, with respect to any document delivered on the Closing Date, the Secretary or the Assistant Secretary of the Borrower.  Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower and such Authorized Officer shall be conclusively presumed to have acted on behalf of the Borrower.

“Bankruptcy Code” shall have the meaning given to such term in Section 2.13.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning given such term in the preamble hereto.

“Borrower Information" shall have the meaning given to such term in Section 3.05(b).

“Borrower Payments” shall have the meaning given to such term in Section 2.15(a).

“Borrowing” shall mean (a) the incurrence of a Swingline Loan from the Swingline Lender on a given date and (b) a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request made pursuant to Section 2.03 in the form of Exhibit B.

“Business Day” shall mean any day (other than a day that is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capitalization”  shall mean the total of all the following items appearing on, or included in, the Borrower’s unconsolidated balance sheet: (i) liabilities for Indebtedness maturing more than 12 months from the date of determination, and (ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of shares of the Borrower's capital stock held in the Borrower’s treasury, if any.  Capitalization shall be determined in accordance with GAAP and practices applicable to the type of business in which the Borrower is engaged, and may be deter-

mined as of the date not more than 60 days prior to the happening of the event for which the determination is being made.

“Cash Collateral Account” shall have the meaning assigned to such term in Article VI.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean any person that either (x) at the time it enters into a Cash Management Agreement or provides Cash Management Services or (y) with respect to Cash Management Agreements entered into prior to the Closing Date, on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement or a provider of such Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any other Subsidiary of Holdings to any Cash Management Bank in connection with, or in respect of, any Cash Management Services or under any Cash Management Agreement.

“Cash Management Services” shall mean treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer (including automated clearing house fund transfer services) and other cash management services.

 “Change in Control” shall mean and be deemed to have occurred if any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Shares of the Borrower that exceeds 35% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Parent.

“Closing Date” shall mean October 10, 2007.

“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Collateral” shall mean all property pledged, mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents.

“Collateral Agent” shall mean JPMorgan Chase Bank, N.A., as collateral agent under the Security Documents, or any successor collateral agent.

“Commission” shall mean the Public Utility Commission of the State of Texas.

“Commitment” shall mean, with respect to any Lender, the commitment of such Lender in an amount set forth in Schedule 2.01 hereto to make Revolving Credit Loans and in the case of the Swingline Lenders, Swingline Loans, and to purchase participations in Letters of Credit and Swingline Loans as such Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.08 or modified from time to time pursuant to Section 8.04.  The Commitment of each Lender shall automatically and permanently terminate on the Commitment Termination Date if not terminated earlier pursuant to the terms hereof.

“Commitment Termination Date” shall mean October 10, 2013.

“Consolidated Senior Debt” shall mean the Senior Debt (other than the Qualified Transition Bonds) of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis.

“Consolidated Shareholders’ Equity” shall mean the sum (without duplication) of (i) total common stock or common members’ interest plus (ii) preferred and preference stock or preferred members’ interest not subject to mandatory redemption, each (in the case of clauses (i) and (ii)) determined with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis, plus (iii) Equity-Credit Preferred Securities in an aggregate liquidation preference amount not in excess of $1,000,000,000; provided, however, that in computing Consolidated Shareholders’ Equity at any time, the following shall be added to the extent that the following decreased total common members’ interest:  any cash and non-cash charges, in an amount of up to $750,000,000 (calculated on an aggregate basis throughout the term of this Agreement), as a result of (x) rulings by federal or state regulatory bodies having jurisdiction over the Borrower or its Consolidated Subsidiaries, (y) the early retirement, repurchase or termination of debt or other securities or financing arrangements, including premiums, relating to liability management activities and (z) initiatives implemented pursuant to Parent’s performance improvement program, as described by Parent in Spring 2004, including, but not limited to, severance costs, plant or mine closings, asset dispositions, restructuring charges and transaction costs.

“Consolidated Subsidiary” of any person shall mean at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such person in such person’s consolidated financial statements as of such date.

“Consolidated Total Capitalization” shall mean the sum of (i) Consolidated Shareholders’ Equity and (ii) Consolidated Senior Debt.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit and any promissory notes issued by the Borrower hereunder.

“Debt Ratings” shall mean the ratings (whether explicit or implied) assigned by S&P and Moody’s to the senior secured non-credit enhanced long term debt of the Borrower.

“Default” shall mean any event or condition, which upon notice, lapse of time or both would constitute an Event of Default.

“dollars” or “$” shall mean lawful money of the United States of America.

“Equity Contribution” shall mean the cash equity contributions made by the Sponsors and certain other investors to Newco and/or a direct or indirect parent thereof in exchange for Stock or Stock Equivalents (which cash will be contributed to Newco in exchange for common Stock of Newco) in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing shareholders of Parent rolled over or invested in connection with the Transactions, at least 15% of the total sources (including the Existing Notes, but excluding Qualified Transition Bonds) required to consummate the Merger, to redeem, refinance or repay certain existing indebtedness or repurchase receivables of Parent and its Subsidiaries, including the Repaid Indebtedness (the “Refinancing”), and to pay fees, premiums and expenses incurred in connection with the Transactions.

“Equity-Credit Preferred Securities” shall mean securities, however denominated, (i) issued by the Borrower or a Consolidated Subsidiary of the Borrower, (ii) that are not subject to mandatory redemption or the underlying securities, if any, of which are not subject to mandatory redemption, (iii) that are perpetual or mature no less than 30 years from the date of issuance, (iv) the indebtedness issued in connection with which, including any guaranty, is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness or guaranty, and (v) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Commitment Termination Date.

“ERCOT” shall mean the Electric Reliability Council of Texas or any other entity succeeding thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of (i) organizations described in Section 414(b) or (c) of the Code and (ii) solely for purposes of the Lien created under Section 412(n) of the Code, organizations described in Section 414(m) or (o) of the Code of which the Borrower or any Subsidiary is a member.

“ERISA Event” shall mean (i) any Reportable Event; (ii) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (iii) the receipt by the Borrower or any ERISA Affiliate from the PBGC of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (iv) the receipt by the Borrower or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; and (v) the occurrence of a nonexempt “prohibited transaction” as defined in Section 4975(c) of the Code or Section 406 of ERISA with respect to which the Borrower or any of its Subsidiaries is liable.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Notes” shall mean:

•	$700,000,000 aggregate principal amount of the Borrower 6.375% Fixed Senior Notes due 2012;

•	$500,000,000 aggregate principal amount of the Borrower 7.000% Fixed Senior Notes due 2032;

•	$500,000,000 aggregate principal amount of the Borrower 6.375% Fixed Senior Notes due 2015;

•	$350,000,000 aggregate principal amount of the Borrower 7.250% Fixed Senior Notes due 2033; and

•	$800,000,000 aggregate principal amount of the Borrower 7.000% Fixed Debentures due 2022.

“Extension of Credit” shall mean (i) the making of a Revolving Credit Loan, (ii) the issuance of a Letter of Credit or the amendment of any Letter of Credit having the effect of extending the stated termination date thereof or increasing the maximum amount available to be drawn thereunder or (iii) the making of a Swingline Loan.

“Facility Fee” shall have the meaning assigned to such term in Section 2.04(a).

“Facility Fee Percentage” shall mean, at any time, the percentage per annum set forth below in the column under the Applicable Rating Level of the Borrower with the lower Applicable Rating Level at such time.

Applicable Rating
Level	1	2	3	4	5
Percentage Per Annum
Facility Fee	0.100%	0.125%	0.150%	0.175%	0.200%

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fees” shall mean the Facility Fee, the Utilization Fee, the Administrative Fees, the Fronting Fee, the LC Fee and any other fees provided for in the Letter Agreements.

“Financial Officer” of any corporation or limited liability company shall mean the chief financial officer, principal accounting officer, treasurer, associate or assistant treasurer, or any responsible officer designated by one of the foregoing persons, of such corporation or limited liability company.

“Fronting Banks” shall mean (i) JPMorgan Chase and Citibank and (ii) any Affiliate of any person listed in clause (i) and any other Lender or Affiliate of any Lender, in each case, having a long-term credit rating acceptable to the Borrower (and, in the case of any such Affiliate, being otherwise reasonably acceptable to the Borrower) that delivers an instrument in form and substance satisfactory to the Borrower and the Agent whereby such other Lender or Affiliate agrees to act as a “Fronting Bank” hereunder and states the amount of its LC Fronting Bank Commitment.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.04(e).

“GAAP” shall mean generally accepted accounting principles, applied on a consistent basis.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Hedge Bank” shall mean any person (other than the Borrower or any other Subsidiary of the Borrower) that with respect to any other Hedging Agreement, either (x) at the time it enters into a Secured Hedging Agreement or (y)  with respect to any Secured Hedging Agreement that is in effect on the Closing Date, on the Closing Date, is a Lender or an Affiliate of a Lender, in its capacity as a party to a Secured Hedging Agreement.

“Hedging Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any person, the obligations of such person under Hedging Agreements.

“Holdings” shall mean Oncor Electric Delivery Holdings Company LLC.

“Improvements” shall have the meaning assigned to such term in the applicable Mortgage.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.19(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.19(c).

“Incremental Commitment Increase” shall have the meaning assigned to such term in Section 2.19(a).

“Indebtedness” of any Person shall mean (without duplication) all indebtedness of such Person (i) for borrowed money or evidenced by bonds, indentures, notes or other similar instruments, (ii) to pay the deferred purchase price of property or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person, (iii) as lessee for the principal component of all leases that are recorded as capital leases, (iv) under reimbursement agreements or similar agreements with respect to the issuance of letters of credit (other than obligations in respect of letters of credit opened to provide for the payment of goods or services purchased in the ordinary course of business), (v) in respect of Indebtedness of others secured by a Lien on any asset of such Person (with the Indebtedness of such person described in this clause (v) deemed to be equal to the lesser of (a) the aggregate unpaid amount of such Indebtedness and (b) the fair market value of the property encumbered thereby as determined by such Person in good faith), (vi) all net payment obligations of such person in respect of interest rate swap agreements, currency swap agreements and other similar agreements designed to hedge against fluctuations in interest rates or foreign exchange rates and (vii) under direct or indirect guaranties in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) through (vi) above (provided that this clause (vii) shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness)); provided, however, that for all purposes, the following shall be excluded from the definition of “Indebtedness”:  (A) Qualified Transition Bonds (including interest rate swaps entered into by any Qualified Transition Bond Issuer of the Borrower in connection with Qualified Transition Bonds issued by such Qualified Transition Bond Issuer), (B) amounts payable from the Borrower to an Affiliate in connection with nuclear decommissioning costs, retail clawback or other regulatory transition issues and (C) any Indebtedness defeased by such person or by any Subsidiary of such person.

“Interest Payment Date” shall mean, with respect to any Loan (including any Swingline Loan), the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration or 90 days’ duration, as the case may be, been applicable to such Loan and, in addition, the date of any prepayment of such Loan or conversion of such Revolving Credit Loan to a Revolving Credit Loan of a different Type.

“Interest Period” shall mean (i) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 (or, if agreed to by all Lenders hereunder, 9 or 12) months (or, if agreed to by all Lenders hereunder, a period shorter than 1 month) thereafter; provided that, in the case of any Eurodollar Borrowing made during the 30-day period ending on the Commitment Termination Date, such period may end on the seventh or fourteenth day thereafter, as the Borrower may elect and (ii) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the earliest of (A) the next succeeding March 31, June 30, September 30 or December 31, (B) the Commitment Termination Date, and (C) the date such Borrowing is repaid or prepaid in accordance with Section 2.05, Section 2.08(b) or Section 2.09; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“KKR” shall mean each of Kohlberg Kravis Roberts & Co., L.P. and KKR Associates, L.P.

“LC Fee” shall have the meaning assigned to such term in Section 2.04(e).

“LC Fronting Bank Commitment” shall mean, with respect to any Fronting Bank, the aggregate stated amount of all Letters of Credit that such Fronting Bank agrees to issue, as modified from time to time pursuant to agreement among such Fronting Bank, the Borrower and the Agent.  With respect to each person that is a Fronting Bank on the date hereof, such Fronting Bank’s LC Fronting Bank Commitment shall equal such Fronting Bank’s “LC Fronting Bank Commitment” listed on Schedule 2.17(i) (as modified from time to time in a written agreement between such LC Fronting Bank and the Borrower) and, with respect to any person that becomes a Fronting Bank after the date hereof, such person’s LC Fronting Bank Commitment shall equal the amount agreed upon between the Borrower and such person at the time such person becomes a Fronting Bank.

“LC Outstandings” shall mean, on any date of determination, the sum of (i) the undrawn stated amounts of all Letters of Credit that are outstanding on such date and (ii) the aggregate principal amount of all unpaid reimbursement obligations of the Borrower on such date with respect to payments made by the Fronting Banks under Letters of Credit (excluding reimbursement obligations that have been repaid with the proceeds of any Loan).  A Lender’s “LC Outstandings” shall mean such Lender’s participation interest in undrawn Letters of Credit and its Percentage of all unpaid reimbursement obligations in respect of the Letters of Credit.

“LC Payment Notice” shall have the meaning assigned to such term in Section 2.17(d).

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifica-

tions and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall have the meaning given such term in the preamble hereto.  Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter Agreements” shall mean (i) the Amended and Restated Commitment Letter, dated July 20, 2007, as amended, among Newco, Citigroup, CS, CS Securities, GSCP, JPMorgan Chase, JPMSI, the Lehman Lender, Lehman Brothers Holdings, Inc., Lehman Brothers Commercial Bank, Lehman and MSSF and (ii) the Amended and Restated Fee Letter, dated July 20, 2007, among Newco, Citigroup, CS, CS Securities, GSCP, JPMorgan Chase, JPMSI, the Lehman Lender, Lehman Brothers Holdings, Inc., Lehman Brothers Commercial Bank, Lehman and MSSF, each as amended, modified or supplemented from time to time.

“Letter of Credit” shall mean a letter of credit that is issued by a Fronting Bank pursuant to a Request for Issuance, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

“LIBO Rate” shall mean, for any Interest Period with respect to a Eurodollar Borrowing, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be a rate per annum as may be agreed upon by the Borrower and the Agent to be a rate at which deposits in dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Borrowing being made, continued or converted by the Agent and with a term equivalent to such Interest Period would be offered by the Agent’s London Branch to major banks in the applicable London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.  For the purposes of this Agreement, any person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” shall mean a Revolving Credit Loan or a Swingline Loan.

“Management Investors” shall mean the directors, management, officers and employees of the Parent and its Subsidiaries who are or become investors in Texas Energy Future Holdings Limited Partnership, any of its direct or indirect parent entities or in the Parent at any time prior to the first anniversary of Closing Date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.18(d).

“Margin Regulations” shall mean Regulations T, U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Margin Stock” shall have the meaning given such term under Regulation U of the Board.

“Material Adverse Change” shall mean any circumstances or conditions affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower to perform its payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Agent or the Collateral Agent and the Lenders and Fronting Banks under this Agreement or any of the other Credit Documents.

“Merger” shall mean the consummation of the transaction whereby Newco is merged with and into Parent in accordance with the terms of the Purchase Agreement.

“Minimum Equity Amount” shall mean the cash equity contributions by the Sponsors to Parent and/or a direct or indirect parent thereof in exchange for Stock and Stock Equivalents in an aggregate amount equal to, when combined with the fair market value of the Stock and Stock Equivalents of management and existing shareholders of the Parent rolled over or invested in connection with the Transactions, at least 15% of the total sources (including the Existing Notes, but excluding Qualified Transition Bonds) required to consummate the Merger.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of the Mortgaged Property, in such form as agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean (a) the Borrower’s electric transmission and distribution properties and (b) each Real Property with respect to which a Mortgage is required to be granted pursuant to Section 5.16(b).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Borrower, any Subsidiary or any ERISA Affiliate is making, or accruing an obligation to make, contributions or with respect to which the Borrower, any Subsidiary or any ERISA Affiliate could incur liability under Title IV of ERISA.

“Net Tangible Assets” shall mean the amount shown as total assets on the Borrower’s unconsolidated balance sheet, less (i) intangible assets including, but without limitation, such items as goodwill, trademarks, trade names, patents, unamortized debt discount and expense and other regulatory assets carried as an asset on the Borrower's unconsolidated balance sheet, (ii) appropriate adjustments, if any, on account of minority interests.  Net Tangible Assets shall be determined in accordance with GAAP and practices applicable to the type of business in which the Borrower is engaged.

“Newco” shall mean Texas Energy Future Merger Sub Corp., a Texas corporation.

“New Lending Office” has the meaning provided in Section 2.15(g).

“Non-U.S. Agent” has the meaning provided in Section 2.15(g).

“Non-U.S. Lender” has the meaning provided in Section 2.15(g).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedging Agreement, in each case, entered into with the Borrower or any other Subsidiary of the Borrower, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Borrower under the Credit Documents (and any of its Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by the Borrower under any Credit Document.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall have the meaning provided in Section 2.15(b).

“Outstanding Credits” of any Lender shall mean, on any date of determination, an amount equal to (i) the aggregate principal amount of all outstanding Revolving Credit Loans made by such Lender plus (ii) such Lender’s LC Outstandings on such date plus (iii) such Lender’s Swingline Outstandings on such date.

“Parent” shall mean TXU Corp., a Texas corporation, and its successors.

“Parent Senior Documents” shall mean either (a) (i) the indenture to be entered into in connection with the refinancing of the $4,500,000,000 aggregate principal amount of senior unsecured interim loans or the exchange of such interim loans, among the Parent, the guarantors and a trustee, pursuant to which senior unsecured exchange notes due 2017 shall be issued and (ii) the other credit documents referred to therein or (b) (i) the senior unsecured interim loan agreement, dated as of the date hereof by and among the Parent, the lenders from time to time parties thereto, MSSF, as administrative agent, GSCP, as syndication agent, and GSCP, MSSF,

Citigroup, CS Securities, JPMSI, and Lehman, as joint lead arrangers and bookrunners and (ii) the other credit documents referred to therein.

“Participant Register” shall have the meaning given such term in Section 8.04(f).

“Participating Receivables Grantor” shall mean the Borrower or any Subsidiary that is or that becomes a participant or originator in a Permitted Receivables Financing.

“Patriot Act” shall have the meaning given such term in Section 8.20.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” shall mean, for any Lender on any date of determination, the percentage obtained by dividing such Lender’s Commitment on such date by the Total Commitment on such date.

“Permitted Encumbrances” shall mean, as to any person at any date, any of the following:

(a)           (i) Liens for taxes, assessments or governmental charges not then delinquent and Liens for workers’ compensation awards and similar obligations not then delinquent and undetermined Liens or charges incidental to construction, Liens for taxes, assessments or governmental charges then delinquent but the validity of which is being contested at the time by such person in good faith against which an adequate reserve has been established, with respect to which levy and execution thereon have been stayed and continue to be stayed and that do not impair the use of the property or the operation of such person’s business, (ii) Liens incurred or created in connection with or to secure the performance of bids, tenders, contracts (other than for the payment of money), leases, statutory obligations, surety bonds or appeal bonds, and mechanics’ or materialmen’s Liens, assessments or similar encumbrances, the existence of which does not impair the use of the property subject thereto for the purposes for which it was acquired, and other Liens of like nature incurred or created in the ordinary course of business;

(b)           Liens securing indebtedness, neither assumed nor guaranteed by such person nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by such person for any substation, transmission line, transportation line, distribution line, right of way or similar purpose;

(c)           rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such person;

(d)           rights reserved to or vested in others to take or receive any part of the power, gas, oil, coal, lignite or other minerals or timber generated, developed, manufactured or produced by, or grown on, or acquired with, any property of such person and

Liens upon the production from property of power, gas, oil, coal, lignite or other minerals or timber, and the by-products and proceeds thereof, to secure the obligations to pay all or a part of the expenses of exploration, drilling, mining or development of such property only out of such production or proceeds;

(e)           easements, licenses, restrictions, exceptions or reservations in any property and/or rights of way of such person for the purpose of roads, pipe lines, substations, transmission lines, transportation lines, distribution lines, removal of oil, gas, lignite, coal or other minerals or timber, and other like purposes, or for the joint or common use of real property, rights of way, facilities and/or equipment, and defects, irregularities and deficiencies in titles of any property and/or rights of way, which do not materially impair the use of such property and/or rights of way for the purposes for which such property and/or rights of way are held by such person;

(f)           rights reserved to or vested in any municipality or public authority to use, control or regulate any property of such person;

(g)           any obligations or duties, affecting the property of such person, to any municipality or public authority with respect to any franchise, grant, license or permit;

(h)           as of any particular time any controls, Liens, restrictions, regulations, easements, exceptions or reservations of any municipality or public authority applying particularly to space satellites or nuclear fuel;

(i)           any judgment Lien against such person securing a judgment for an amount not exceeding 25% of Consolidated Shareholders’ Equity of such person, so long as the finality of such judgment is being contested by appropriate proceedings conducted in good faith and execution thereon is stayed;

(j)           any Lien arising by reason of deposits with or giving of any form of security to any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, for any purpose at any time as required by law or governmental regulation as a condition to the transaction of any business or the exercise of any privilege or license, or to enable such person to maintain self-insurance or to participate in any fund for liability on any insurance risks or in connection with workers’ compensation, unemployment insurance, old age pensions or other social security or to share in the privileges or benefits required for companies participating in such arrangements; or

(k)           any landlords’ Lien on fixtures or movable property located on premises leased by such person in the ordinary course of business so long as the rent secured thereby is not in default.

 “Permitted Holders” shall mean each of (a) the Sponsors and (b) the Management Investors.

“Permitted Receivables Financing” shall mean any of one or more receivables financing programs as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are limited recourse (except for representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower and its Subsidiaries (other than a Receivables Entity) providing for the sale, conveyance, or contribution to capital of Receivables Facility Assets by Participating Receivables Grantors in transactions purporting to be sales of Receivables Facility Assets to either (a) a Person that is not a Subsidiary or (b) a Receivables Entity that in turn funds such purchase by the direct or indirect sale, transfer, conveyance, pledge, or grant of participation or other interest in such Receivables Facility Assets to a Person that is not a Subsidiary.

“Permitted Sale Leaseback” shall mean any Sale Leaseback existing on the Closing Date or consummated by the Borrower or any Subsidiary after the Closing Date; provided that any such Sale Leaseback consummated after the Closing Date not between the Borrower and one of its Subsidiaries is consummated for fair value as determined at the time of consummation in good faith by (i) the Borrower or such Subsidiary and (ii) in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $100,000,000, the board of directors of the Borrower or such Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan described under Section 3(2) of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA that is maintained by the Borrower or any ERISA Affiliate.

“Platform” shall have the meaning given such term in Section 8.17(d).

“Post-Increase Revolving Lenders” shall have the meaning assigned such term in Section 2.19(d).

“Pre-Increase Revolving Lenders” shall have the meaning assigned such term in Section 2.19(d).

“Prepayment Notice” shall have the meaning assigned such term in Section 2.09(a).

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Agent.

“PUCT” shall mean the Public Utility Commission of Texas or any successor.

“Purchase Agreement” shall mean the agreement and plan of merger, dated as of February 25, 2007, with respect to the Merger (together with all exhibits and schedules thereto).

“Qualified Transition Bond Issuer” shall mean, with respect to the Borrower, (i) Oncor Electric Delivery Transition Bond Company LLC, (ii) the Borrower, (iii) a Subsidiary of the Borrower formed and operating solely for the purpose of (A) purchasing and owning transition property created under a “financing order” (as such term is defined in the Texas Utilities Code) issued by the Commission, (B) issuing such securities pursuant to such order, (C) pledging its interests in such transition property to secure such securities and (D) engaging in activities ancillary to those described in (A), (B) and (C) or (iv) any directly or indirectly held Subsidiary of the Borrower formed and operating for purposes that include owning Oncor Electric Delivery Transition Bond Company LLC.

“Qualified Transition Bonds” of the Borrower shall mean securities, however denominated, that are (i) issued by a Qualified Transition Bond Issuer of the Borrower, (ii) secured by or otherwise payable from transition charges authorized pursuant to the financing order referred to in clause (iii) (A) of the definition of “Qualified Transition Bond Issuer”, and (iii) non-recourse to the Borrower or any of its Consolidated Subsidiaries (other than the issuer of such securities).

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral interests, reserves, land positions, and any other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles contract rights, as extracted collateral and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Entity” shall mean any Person formed solely for the purpose of (i) facilitating or entering into one or more Permitted Receivables Financings, and (ii) in each case, engaging in activities reasonably related or incidental thereto.

“Receivables Facility Assets” shall mean presently existing and hereafter arising or originated Accounts, Payment Intangibles and Chattel Paper (as each such term is defined in the UCC) owed or payable to any Participating Receivables Grantor, and to the extent related to or supporting any Accounts, Chattel Paper or Payment Intangibles, or constituting a receivable, all General Intangibles and other forms of obligations and receivables owed or payable to any Participating Receivables Grantor, including the right to payment of any interest, finance charges, late payment fees or other charges with respect thereto (the foregoing, collectively, being “receivables”), all of such Participating Receivables Grantor’s rights as an unpaid vendor (including rights in any goods the sale of which gave rise to any receivables), all security interests or liens and property subject to such security interests or liens from time to time purporting to secure payment of any receivables or other items described in this definition, all guarantees, letters of credit, security agreements, insurance and other agreements or arrangements from time to time supporting or securing payment of any receivables or other items described in this definition, all customer deposits with respect thereto, all rights under any contracts giving rise to or evidencing any receivables or other items described in this definition, and all documents, books, records and information (including computer programs, tapes, disks, data processing software and related property and rights) relating to any receivables or other items described in this definition or to any obligor with respect thereto, and all proceeds of the foregoing.

“Refinancing” shall have the meaning given such term in the definition of “Equity Contribution.”

“Register” shall have the meaning given such term in Section 8.04(d).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees and advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repaid Indebtedness” shall mean:

•	$800,000,000 aggregate principal amount of the Borrower’s 5.735% Floating Senior Notes due September 16, 2008;

•
All amounts due and owing by the Borrower pursuant to the Revolving Credit Agreement, dated as of August 12, 2005, by and among TXU Energy Company LLC, Citibank, N.A., JPMorgan Chase Bank, N.A., Calyon New York Branch, Deutsche Bank AG New York Branch, Wachovia Bank, National Association, and Citigroup;

•
All amounts due and owing by the Borrower pursuant to the Amended and Restated Revolving Credit Agreement, dated as of March 31, 2005, among TXU Energy Company LLC, the Borrower, the lenders parties thereto, JPMorgan Chase Bank, N.A., Citibank, N.A., Wachovia Bank, National Association, Bank of America N.A. and Calyon New York Branch;

•
All borrowings by the Borrower in connection with the money pool, consisting of one or more bank accounts of TXU Business Services Company or the Parent used to (i) deposit or cause to be deposited for the Borrower’s account cash into such accounts and (ii) make or cause to be made for the Borrower’s account payments to certain of its vendors and employees; and

•
All amounts due and owing by the Borrower in connection with the termination of it participation in an accounts receivable program evidenced by the Eighth Omnibus Amendment Agreement by and among TXU Receivables Company, TXU Business Services Company, Citicorp North America, Inc., ABN AMRO Bank N.V., JPMorgan Chase Bank, N.A., Calyon, TXU Energy Retail Company LLC, TXU SESCO Energy Services Company, and the Parent.

“Reportable Event” shall mean any reportable event as defined in Sections 4043(c)(1)-(8) of ERISA or the regulations issued thereunder (other than a reportable event for which the 30 day notice requirement has been waived) with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

“Request for Issuance” shall mean a request for issuance of a Letter of Credit pursuant to Section 2.17(a), in a form substantially similar to Exhibit C-1, if JPMorgan Chase is the applicable Fronting Bank, C-2, if Citibank is the applicable Fronting Bank, and, in the case of any other Fronting Bank, the form that is customary for such Fronting Bank.

“Required Lenders” shall mean, at any time, Lenders having Commitments representing in excess of 50% of the Total Commitment or, (i) for purposes of acceleration pursuant to clause (ii) of the first paragraph of Article VI, or (ii) if the Total Commitment has been terminated, Lenders with Outstanding Credits in excess of 50% of the aggregate amount of Outstanding Credits.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Revolving Credit Loan” shall mean Loan made pursuant to Section 2.02, whether made as a Eurodollar Loan or as an ABR Loan.

“S&P” shall mean Standard & Poor’s Ratings Services (a division of The McGraw-Hill Companies, Inc.).

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or one of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” shall mean the Securities and Exchange Commission.

“Secured Cash Management Agreement” shall mean any agreement relating to Cash Management Services that is entered into by and between the Borrower or any other Subsidiary of the Borrower and any Cash Management Bank.

“Secured Hedging Agreement” shall mean any Hedging Agreement that is entered into by and between the Borrower or any other Subsidiary of the Borrower and any Hedge Bank.

“Secured Parties” shall mean the Agent, the Collateral Agent, the Fronting Banks, each Lender, each Hedge Bank that is party to any Secured Hedging Agreement, each Cash Management Bank that is party to a Secured Cash Management Agreement and each of the holders of the Existing Notes and the trustee under the indentures for the Existing Notes.

“Securities Act” shall mean the Securities Act of 1933.

“Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns of securities or notes which represent an interest in, or which are collateralized, in whole or in part, by the Loans and the Lender’s rights under the Credit Documents.

“Security Documents” shall mean, collectively, (a) the Mortgages and (b) each other instrument or document executed and delivered pursuant to Section 5.16 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Senior Debt” of any person shall mean (without duplication) (i) all Indebtedness of such person described in clauses (i) through (iii) of the definition of “Indebtedness,” (ii) all Indebtedness of such person described in clause (iv) of the definition of “Indebtedness” in respect of unreimbursed drawings under letters of credit described in such clause (iv), and (iii) all direct or indirect guaranties of such person in respect of, and to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, liabilities, obligations or indebtedness of others of the kinds referred to in clauses (i) and (ii) above; provided, however, that in calculating “Senior Debt” of the Borrower, any amount of Equity Credit-Preferred Securities not included in the definition of “Consolidated Shareholders Equity” shall be included.

“Senior Secured Facilities” shall mean (i) (a) the initial term loan facility of $16,450,000,000 in aggregate principal amount to be borrowed by TCEH, (b) a delayed draw term loan facility of up to $4,100,000,000 in aggregate principal amount to be made available to TCEH, (c) a deposit line of credit loan facility of $1,250,000,000 in aggregate principal amount, (d) a revolving credit facility of up to $2,700,000,000 in aggregate principal amount and (e) an extension of credit to TCEH in the form of a posting facility, the aggregate principal amount of which is capped by the terms of the agreement, in each case dated the date hereof by and among Energy Future Competitive Holdings Company and TCEH, the lenders from time to time parties thereto, Citibank, as administrative agent, JPMorgan Chase, as syndication agent, and GSCP, MSSF, Citigroup, CS Securities, JPMSI, and Lehman, as joint lead arrangers and bookrunners and (ii) the other credit documents referred to therein.

“Significant Disposition” shall mean a sale, lease, disposition or other transfer by a person, or any Subsidiary of such person, during any 12-month period commencing on or after the date hereof, of assets constituting, either individually or in the aggregate with all other assets sold, leased, disposed or otherwise transferred by such person or any Subsidiary thereof during such period, 10% or more of the assets of such person and its Subsidiaries taken as a whole, excluding (i) any such sale, lease, disposition or other transfer to a Wholly-Owned Subsidiary of such person, (ii) dispositions of accounts receivable in connection with the collection or compromise thereof, (iii) any dispositions of Receivables Facility Assets in connection with any Permitted Receivables Financing, (iv) a sale of a minority interest in the Borrower and (v) (A) any disposition of any assets required by any Governmental Authority or (B) other dispositions (other than dispositions of Collateral) pursuant to Permitted Sale Leaseback transactions so long as the aggregate consideration for all dispositions consummated pursuant to this clause (v) after the Closing Date does not exceed $500,000,000.

“Significant Subsidiary” shall mean, at any time, any Subsidiary of the Borrower that as of such time has total assets in excess of 10% of the total assets of the Borrower and its Consolidated Subsidiaries.

“Solvent” shall mean, with respect to any person as of a particular date, that on such date such person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed as the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsors” shall mean any of KKR, TPG, J.P. Morgan Ventures Corporation, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, Goldman, Sachs & Co. and LB I Group, and each of their respective Affiliates, but excluding portfolio companies of any of the foregoing.

“Stated Amount” shall mean the maximum amount available to be drawn by a beneficiary under a Letter of Credit.

“Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe.

“Subsidiary” shall mean, with respect to any person (the “parent”), any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such parent; provided, however, that Qualified Transition Bond Issuers and Subsidiaries of Qualified Transition Bond Issuers shall not be deemed to be Subsidiaries of the Borrower.

“Substantial” shall mean an amount in excess of l0% of the consolidated assets of the Borrower and its Consolidated Subsidiaries taken as a whole.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.18, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.18.  The amount of the Swingline Commitment shall initially be $100,000,000, but shall in no event exceed the Total Commitment.

“Swingline Lender” shall have the meaning provided in the preamble hereto and any successor thereto designated in an accordance with 8.09.

“Swingline Loan” shall mean any Loan made by the Swingline Lender pursuant to Section 2.18.

“Swingline Outstandings” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans.  The Swingline Outstandings of any Lender at any time shall equal its Percentage of the aggregate Swingline Outstandings at such time.

“Swingline Termination Date” shall mean the date that is three Business Days before the Commitment Termination Date.

“Taxes” shall have the meaning provided in Section 2.15(a).

“TCEH” shall mean Texas Competitive Electric Holdings Company LLC.

“Texas Competitive Electric Holdings Company LLC Senior Documents” shall mean (a) (i) the indenture to be entered into in connection with the refinancing of the $6,750,000,000 aggregate principal amount of TCEH and Energy Future Competitive Holdings Company senior unsecured interim loans made on the Closing Date or the exchange thereof, among TCEH, Energy Future Competitive Holdings Company, the guarantors and a trustee, pursuant to which senior unsecured exchange notes due 2015 and 2016 shall be issued and (ii) the other credit documents referred to therein and (b) (i) the senior unsecured interim loan agreement, dated as of the date hereof by and among TCEH, Energy Future Competitive Holdings Company, the lenders from time to time parties thereto, MSSF, as administrative agent, GSCP, as syndication agent, and GSCP., MSSF, Citigroup, CS Securities, JPMSI, and Lehman, as joint lead arrangers and bookrunners and (ii) the other credit documents referred to therein.

“Total Commitment” shall mean, at any time, the aggregate amount of Commitments of all the Lenders, as in effect at such time (including the Incremental Commitment Increase of any Lender that becomes a Post-Increase Revolving Lender pursuant to Section 2.19).  The initial amount of the Total Commitment is $2,000,000,000.

“TPG” shall mean TPG Capital, L.P.

“Transaction” shall mean, collectively, the transactions contemplated by Senior Secured Facilities, this Agreement, the receivables financing program entered into by TCEH and certain of its subsidiaries on the Closing Date, the Texas Competitive Electric Holdings Company LLC Senior Documents, the Parent Senior Documents, the Merger and the Equity Contribution, the Refinancing, the payment of fees and expenses in connection therewith and the consummation of any other transaction connected with the foregoing.

“Transferee” shall have the meaning provided in Section 2.15(a).

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, “Rate” shall include the LIBO Rate and the Alternate Base Rate.

“Utilization Amount” means the amount on any day by which the Outstanding Credits exceeds 50% of the Total Commitments.  Notwithstanding anything to the contrary, the Utilization Amount shall not be less than 0.

“Utilization Fee” shall have the meaning provided in Section 2.04(b).

“Voting Shares” shall mean, as to shares or other equity interests of a particular corporation or other type of person, outstanding shares of stock or other equity interests of any class of such corporation or other person entitled to vote in the election of directors or other comparable managers of such person, excluding shares or other interests entitled so to vote only upon the happening of some contingency.

“Wholly Owned Subsidiary” of any person shall mean any Consolidated Subsidiary of such person all the shares of common stock and other voting capital stock or other voting ownership interests having ordinary voting power to vote in the election of the board of directors or other governing body performing similar functions (except directors’ qualifying shares) of which are at the time directly or indirectly owned by such person.

“Withdrawal Liability” shall mean liability of the Borrower established under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.	Terms Generally.

The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with any covenant set forth in Article V, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 3.05.
ARTICLE II

THE CREDITS

SECTION 2.01.	Commitments.

(a)           Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender and each Fronting Bank (as applicable) agrees, severally and not jointly, as follows:  (i) each Lender agrees to make Revolving Credit Loans to the Borrower at any time and from time to time until the Commitment Termination Date up to the amount of such Lender’s Available Commitment; (ii) each Fronting Bank agrees to issue Letters of Credit for the account of the Borrower at any time and from time to time until the third Business Day preceding the Commitment Termination Date in an aggregate stated amount at any time outstanding not to exceed such Fronting Bank’s LC Fronting Bank Commitment; and (iii) each Lender agrees to purchase participations in such Letters of Credit as more fully set forth in Section 2.17.

Notwithstanding the foregoing, at no time shall (A) the aggregate amount of Outstanding Credits exceed the Total Commitment, (B) any Lender’s Outstanding Credits exceed the amount of such Lender’s Commitment and (C) any Fronting Bank make any Extension of Credit relating to a Letter of Credit if such Extension of Credit would cause (x) the aggregate amount of Outstanding Credits to exceed the Total Commitment or (y) the aggregate LC Outstandings relating to such Fronting Bank to exceed such Fronting Bank’s LC Fronting Bank Commitment.

(b)           Within the foregoing limits, the Borrower may borrow, pay or prepay Revolving Credit Loans and request new Extensions of Credit on and after the date hereof and prior to the Commitment Termination Date subject to the terms, conditions and limitations set forth herein.

SECTION 2.02.	Revolving Credit Loans.

(a)           Each Revolving Credit Loan shall be made as part of a Borrowing consisting of Revolving Credit Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Revolving Credit Lender to make any Revolving Credit Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Revolving Credit Loan required to be made by such other Lender).  The Revolving Credit Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $10,000,000 (or an aggregate principal amount equal to the remaining balance of the Available Commitments).

(b)           Each Borrowing under this Section 2.02 shall be comprised entirely of Eurodollar Loans or ABR Loans, as the Borrower may request pursuant to Section 2.03.  Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such  Revolving Credit Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Revolving Credit Loan in accordance with the terms of this Agreement.  Borrowings of more than one Type may be outstanding at the same time.

(c)           Subject to subsection (d) below, each Lender shall make each Revolving Credit Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than noon, New York City time, and the Agent shall by 2:00 p.m., New York City time, credit the amounts so received to the account or accounts specified from time to time in one or more notices delivered by the Borrower to the Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.  Revolving Credit Loans shall be made by the Lenders pro rata in accordance with Section 2.12.  Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent such Lender’s portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this subsection (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Borrower (without waiving any claim against such Lender for such Lender’s failure to make such portion available) severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Credit Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Credit Loan as part of such Borrowing for purposes of this Agreement.

(d)           The Borrower may refinance all or any part of any Borrowing of Revolving Credit Loans with a Borrowing of Revolving Credit Loans of the same or a different Type, subject to the conditions and limitations set forth in this Agreement.

Any Borrowing or part thereof so refinanced shall be deemed to be repaid or prepaid in accordance with Section 2.05 or 2.09, as applicable, with the proceeds of a new Borrowing, and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Agent or by the Agent to the Borrower pursuant to subsection (c) above.

SECTION 2.03.	Borrowing Procedure.

In order to request a Borrowing (other than a Swingline Loan or a Mandatory Borrowing), the Borrower shall hand deliver or send via facsimile to the Agent a duly completed Borrowing Request (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before such Borrowing, and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before such Borrowing.  Such notice shall be irrevocable and shall in each case specify (A) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing, (B) the date of such Borrowing (which shall be a Business Day) and the amount thereof, (C) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto, which shall not end after the Commitment Termination Date and (D) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of this Agreement.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be deemed an ABR Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration (subject to the limitations set forth in the definition of “Interest Period”).  If the Borrower shall not have given notice in accordance with this Section of its election to refinance a Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing.  Notwithstanding any other provision of this Agreement to the contrary, no Borrowing shall be requested if the Interest Period with respect thereto would end after the Commitment Termination Date.  The Agent shall promptly advise the Lenders of any notice given pursuant to this Section and of each Lender’s portion of the requested Borrowing.

SECTION 2.04.                                           Fees.

(a)           The Borrower agrees to pay to each Lender, through the Agent, on each March 31, June 30, September 30 and December 31 (with the first payment being due on December 31, 2007) and on each date on which the Commitment of such Lender shall be terminated or reduced as provided herein, a facility fee (a “Facility Fee”), at a rate per annum equal to the Facility Fee Percentage from time to time in effect on the Commitment of such Lender (without regard to usage) during the preceding quarter (or other period commencing on the date of this Agreement or ending on the Commitment Termination Date or any date on which the Commitment of such Lender shall be terminated).

(b)           The Borrower agrees to pay to each Lender, through the Agent, on each March 31, June 30, September 30 and December 31 (with the first payment being December 31, 2007) and on each date on which the Commitment of such Lender shall be terminated or reduced as provided herein, an utilization fee (a “Utilization Fee”), at a rate per annum equal to 0.125% on the average daily Utilization Amount during the preceding quarter (or other period commencing on the date of this Agreement or ending on the Commitment Termination Date or any date on which the Commitment of such Lender shall be terminated).

(c)           All Facility Fees and Utilization Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.  The Facility Fees and Utilization Fees due to each Lender shall commence to accrue on the date of this Agreement, and shall cease to accrue on the date of termination of such Lender’s Commitment, as provided herein.

(d)           The Borrower agrees to pay the Agent the fees from time to time payable to it in its capacity as Agent pursuant to the Letter Agreements (the “Administrative Fees”).

(e)           The Borrower agrees to pay the Agent, for the account of the Fronting Bank that issued any Letter of Credit, a fronting fee equal to 0.125% of the stated amount of such Letter of Credit (a “Fronting Fee”) and such other charges with respect to such Letter of Credit as are agreed upon with such Fronting Bank and as are customary.  The Borrower agrees to pay to the Agent for the account of the Lenders a fee (the “LC Fee”) on the face amount of each Letter of Credit issued by any Fronting Bank, calculated at a rate per annum equal to the Applicable Margin for Eurodollar Loans (regardless of whether any such Revolving Credit Loans are then outstanding) less the Fronting Fee.  All Fronting Fees and LC Fees shall be computed on the basis of the actual number of days that each such Letter of Credit is outstanding, assuming a year of 360 days, payable in arrears on each March 31, June 30, September 30 and December 31, and on the date that such Letter of Credit expires or is drawn in full.

(f)           All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders.  Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.05.	Repayment of Loans; Evidence of Indebtedness.

(a)           The outstanding principal balance of each (i) Eurodollar Loan shall be due and payable on the last day of the Interest Period applicable thereto and on the Commitment Termi-

nation Date, (ii) Revolving Credit Loan that is an ABR Loan shall be due and payable on the Commitment Termination Date and (iii) Swingline Loan shall be due and payable on the earlier of the Swingline Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness to such Lender resulting from each Extension of Credit made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)           The Agent shall maintain accounts in which it will record (i) the amount of each Extension of Credit made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender’s share thereof.

(d)           The entries made in the accounts maintained pursuant to subsections (b) and (c) above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Outstanding Credits in accordance with their terms.

SECTION 2.06.	Interest on Loans.

(a)           The Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin from time to time in effect for Eurodollar Borrowings.

(b)           The Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest (computed on the basis of the actual number of days elapsed over a year of (i) 365 or 366 days, as the case may be, for periods during which the Alternate Base Rate is determined by reference to the Prime Rate and (ii) 360 days for other periods) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin from time to time in effect for ABR Borrowings.

(c)           Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan except as otherwise provided in this Agreement.  The applicable LIBO Rate or Alternate Base Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by JPMorgan Chase, and such determination shall be conclusive absent manifest error; provided that JPMorgan Chase shall, upon request, provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination.

SECTION 2.07.                      Alternate Rate of Interest.

In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Agent shall have determined (i) that dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market or (ii) that reasonable means do not exist for ascertaining the LIBO Rate, the Agent shall, as soon as practicable thereafter, give facsimile notice of such determination to the Borrower and the Lenders.  In the event of any such determination under clause (i) or (ii) above, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for an ABR Borrowing.  In the event the Required Lenders notify the Agent that the rates at which dollar deposits are being offered will not adequately and fairly reflect the cost to such Lenders of making or maintaining Eurodollar Loans during such Interest Period, the Agent shall notify the Borrower of such notice and until the Required Lenders shall have advised the Agent that the circumstances giving rise to such notice no longer exist, any request by the Borrower for a Eurodollar Borrowing shall be deemed a request for an ABR Borrowing.  Each determination by the Agent hereunder shall be made in good faith and shall be conclusive absent manifest error; provided that the Agent, shall, upon request, provide to the Borrower a certificate setting forth in reasonable detail the basis for such determination.

SECTION 2.08.	Termination and Reduction of Commitments.

(a)           The Swingline Commitment shall terminate on the Swingline Termination Date.  The Commitments shall be terminated automatically on the Commitment Termination Date.

(b)           Upon at least two Business Days’ prior irrevocable written notice to the Agent, the Borrower may, without premium or penalty, at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $5,000,000 and in a minimum principal amount of $10,000,000 and (ii) no such termination or reduction shall be made that would reduce the Commitments to an amount less than (1) the aggregate amount of Outstanding Credits on the date of such termination or reduction (after giving effect to any prepayment made pursuant to Section 2.09) or (2) $50,000,000, unless the result of such termination or reduction referred to in this clause (2) is to reduce the Commitments to $0.  The Agent shall advise the Lenders of any notice given pursuant to this subsection (b) and of each Lender’s portion of any such termination or reduction of the Commitments.

(c)           Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.  The Borrower shall pay to the Agent for the account of the Lenders, on the date of each termination or reduction of the Commitments, the Facility Fee and Utilization Fee on the amount of the Commitments so terminated or reduced, in each case accrued through the date of such termination or reduction.

SECTION 2.09.                                           Prepayment.

(a)           The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon giving a written notice substantially in the form of Exhibit D (a “Prepayment Notice”) via facsimile (or telephone notice promptly confirmed by facsimile) to the Agent:  (i) before 11:00 a.m., New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans, and (ii) before 11:00 a.m., New York City time, one Business Day prior to prepayment, in the case of ABR Loans (other than Swingline Loans); provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000.  Prepayments of Swingline Loans are permitted in accordance with Section 2.18(c).

(b)           On any date on which the Total Commitment shall be reduced pursuant to Section 2.08(b) above, the Borrower shall, with respect to outstanding Loans, prepay such Loans and/or, with respect to LC Outstandings, deliver cash collateral to be held by the Agent in the Cash Collateral Account to the extent and for the duration necessary to cause the Outstanding Credits minus the amount of cash held in the Cash Collateral Account to be no greater than the Total Commitment (after giving effect to any such reduction pursuant to Section 2.08(b).  At such time that cash is no longer required to be held by the Agent as collateral under this Section 2.09(b), the Agent will repay and reassign to the Borrower any such cash then on deposit in the Cash Collateral Account, and the Lien of the Agent on the Cash Collateral Account with respect to such cash shall automatically terminate.

SECTION 2.10.	Reserve Requirements; Change in Circumstances.

(a)           Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall change the basis of taxation of payments to any Lender or any Fronting Bank hereunder (except for changes in respect of taxes on the overall net income of such Lender or such Fronting Bank (as the case may be) or its lending office imposed by the jurisdiction in which such Lender’s or such Fronting Bank’s (as the case may be) principal executive office or lending office is located), or result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or such Fronting Bank (as the case may be) or shall result in the imposition on any Lender, any Fronting Bank or the London interbank market of any other condition affecting this Agreement, such Lender’s Commitment or any Extension of Credit (other than an ABR Loan) made by such Lender or such Fronting Bank, and the result of any of the foregoing shall be to increase the cost to such Lender or such Fronting Bank (as the case may be) of making or maintaining any Outstanding Credit (other than an ABR Loan) or to reduce the amount of any sum received or receivable by such Lender or such Fronting Bank (as the case may be) hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Fronting Bank (as the case may be) to be material, then the Borrower shall, upon receipt of the notice and certificate provided for in subsection (c) below promptly pay to such Lender or such Fronting Bank (as the case may be) such additional amount or amounts as will compensate such Lender or such Fronting Bank (as the case may be) for such additional costs incurred or reduction suffered.

(b)           If any Lender or Fronting Bank shall have determined that the adoption of any law, rule, regulation or guideline arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards,” or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or Fronting Bank (or any lending office of such Lender or such Fronting Bank) or any Lender’s or any Fronting Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or such Fronting Bank’s (as the case may be) capital or on the capital of such Lender’s or such Fronting Bank’s (as the case may be) holding company, if any, as a consequence of this Agreement, such Lender’s Commitment or the Extensions of Credit made by such Lender or such Fronting Bank (as the case may be) pursuant hereto to a level below that which such Lender or such Fronting Bank (as the case may be) or such Lender’s or such Fronting Bank’s (as the case may be) holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such Fronting Bank’s (as the case may be) policies and the policies of such Lender’s or such Fronting Bank’s (as the case may be) holding company with respect to capital adequacy) by an amount deemed by such Lender or such Fronting Bank (as the case may be) to be material, then from time to time such additional amount or amounts as will compensate such Lender or such Fronting Bank (as the case may be) for any such reduction suffered will be paid to such Lender or such Fronting Bank (as the case may be) by the Borrower.  It is acknowledged that this Agreement is being entered into by the Lenders and the Fronting Banks on the understanding that neither the Lenders nor the Fronting Banks will be required to maintain capital against their Commitments or agreements to issue Letters of Credit, as the case may be, under currently applicable laws, regulations and regulatory guidelines.  In the event the Lenders or any Fronting Bank shall otherwise determine that such understanding is incorrect, it is agreed that the Lenders or any Fronting Bank, as the case may be, will be entitled to make claims under this subsection (b) based upon market requirements prevailing on the date hereof for commitments under comparable credit facilities against which capital is required to be maintained.

(c)           A certificate of each Lender or the applicable Fronting Bank setting forth such amount or amounts as shall be necessary to compensate such Lender or such Fronting Bank (as the case may be) or its holding company as specified in subsection (a) or (b) above, as the case may be, and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay each Lender or Fronting Bank (as the case may be) the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.  Each Lender and each Fronting Bank shall give prompt notice to the Borrower of any event of which it has knowledge, occurring after the date hereof, that it has determined will require compensation by the Borrower pursuant to this Section; provided, however, that failure by such Lender or such Fronting Bank to give such notice shall not constitute a waiver of such Lender’s or such Fronting Bank’s (as the case may be) right to demand compensation hereunder.

(d)           Failure on the part of any Lender or Fronting Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender’s or such Fronting Bank’s (as the case may be) right to demand compensation with respect to such period or any other period; provided, however, that no Lender or Fronting Bank shall be entitled to compensation under this Section for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions under subsection (c) above not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions.  The protection of this Section shall be available to each Lender and each Fronting Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

(e)           Each Lender and each Fronting Bank agrees that it will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender or such Fronting Bank (as the case may be), be disadvantageous to such Lender or Fronting Bank (as the case may be).

SECTION 2.11.	Change in Legality.

(a)           Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

(i)       declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon any request for a Eurodollar Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn (any Lender delivering such a declaration hereby agreeing to withdraw such declaration promptly upon determining that such event of illegality no longer exists); and

(ii)                  require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in subsection (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b)           For purposes of this Section, a notice by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt.

SECTION 2.12.	Pro Rata Treatment.

Except as required under Sections 2.10 and 2.15, each Extension of Credit, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of a reimbursement obligation in respect of a drawn Letter of Credit, each payment of the Facility Fees and Utilization Fees, each reduction of the Total Commitment and each refinancing or conversion of any Borrowing of Revolving Credit Loans with a Borrowing of Revolving Credit Loans of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Percentages (or, if such Lender’s Commitment shall have expired or been terminated, in accordance with the respective principal amounts of their Outstanding Credits).  For purposes of determining the Available Commitments of the Lenders at any time, the LC Outstandings and Swingline Outstandings shall be deemed to have utilized the Commitments of the Lenders pro rata in accordance with their respective Percentages at such time.  Each Lender agrees that in computing such Lender’s portion of any Extension of Credit to be made hereunder, the Agent may, in its discretion, round each Lender’s percentage of such Extension of Credit to the next higher or lower whole dollar amount.

SECTION 2.13.	Sharing of Setoffs.

Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”)  or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Revolving Credit Loans, Swingline Outstandings or LC Outstandings as a result of which the unpaid principal portion of its Revolving Credit Loans, Swingline Outstandings and LC Outstandings shall be proportionately less than the unpaid principal portion of the Revolving Credit Loans, Swingline Outstandings and LC Outstandings of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Revolving Credit Loans, Swingline Outstandings or LC Outstandings of such other Lender, so that the aggregate unpaid principal amount of the Revolving Credit Loans, Swingline Outstandings and LC Outstandings and participations in the Revolving Credit Loans, Swingline Outstandings and LC Outstandings held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Revolving Credit Loans, Swingline Outstandings and LC Outstandings then outstanding as the principal amount of its Revolving Credit Loans, Swingline Outstandings and LC Outstandings prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Revolving Credit Loans, Swingline Outstandings and LC Outstandings outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Revolving Credit Loans, Swingline Outstandings or any LC Outstandings deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made an Extension of Credit in the amount of such participation.

SECTION 2.14.	Payments.

(a)           The Borrower shall make each payment (including principal of or interest on any Outstanding Credit or any Fees or other amounts) hereunder from an account in the United States not later than 12:00 noon, New York City time, on the date when due in dollars to the Agent at its offices at 1111 Fannin Street, 10th Floor, Houston, Texas 77002, in immediately available funds.  Each such payment shall be made without off-set, deduction or counterclaim; provided that the foregoing shall not constitute a relinquishment or waiver of the Borrower’s rights to any independent claim that the Borrower may have against the Agent, any Fronting Bank or any Lender.

(b)           Whenever any payment (including principal of or interest on any Outstanding Credit or any Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.15.	Taxes.

(a)           Any and all payments of principal and interest on any of the Outstanding Credits or of any Fees or indemnity or expense reimbursements by the Borrower hereunder or under any other Credit Document (“Borrower Payments”) shall be made, in accordance with Section 2.14, free and clear of and without deduction for any and all current or future United States federal, state and local taxes, levies, imposts, deductions, charges or withholdings, excluding (i) income taxes imposed on the net income of the Agent, any Fronting Bank or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a “Transferee”)) and (ii) franchise taxes imposed on the net income of the Agent, any Fronting Bank or any Lender (or Transferee), in each case as a result of a present or former connection between the Agent, such Fronting Bank or such Lender (or Transferee) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Agent, such Fronting Bank or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document) (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually (“Taxes”).  If the Borrower or the Agent shall be required to deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Document to any Lender (or any Transferee) or the Agent or any Fronting Bank, (i) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after all required deductions are made (including deductions applicable to additional amounts payable under this Section) such Lender (or Transferee) or the Agent or such Fronting Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the Agent shall make such deductions and (iii) the Borrower or the Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, the Borrower shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, any other Credit Document or the Letter Agreements (“Other Taxes”).

(c)           The Borrower shall indemnify each Lender (or Transferee thereof), the Agent and each Fronting Bank for the full amount of Taxes and Other Taxes with respect to Borrower Payments paid by such person, and any penalties, interest and expenses (including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate delivered to the Borrower setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a Lender, a Fronting Bank or the Agent on their behalf, absent manifest error, shall be final, conclusive and binding for all purposes.  Such indemnification shall be made within 30 days after the date the Lender (or Transferee) or the Agent or the Fronting Bank, as the case may be, makes written demand therefor.

(d)           If a Lender (or Transferee) or the Agent or a Fronting Bank shall become aware that it is entitled to claim a refund from a United States Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this Section, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such United States Governmental Authority for such refund at the Borrower’s expense.  If a Lender (or Transferee) or the Agent or a Fronting Bank receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower had paid additional amounts pursuant to this Section, it shall within 30 days from the date of such receipt, pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Transferee) or the Agent or such Fronting Bank and without interest (other than interest paid by the relevant United States Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender (or Transferee) or the Agent or such Fronting Bank, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender (or Transferee) or the Agent or such Fronting Bank in the event such Lender (or Transferee) or the Agent or such Fronting Bank is required to repay such refund to such United States Governmental Authority.

(e)           As soon as practicable, but in any event within 30 days, after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant United States Governmental Au-

thority, the Borrower will deliver to the Agent, at its address referred to in Section 8.01, the original or a certified copy of a receipt issued by such United States Governmental Authority evidencing payment thereof.

(f)           Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section shall survive the payment in full of the principal of and interest on all Outstanding Credits hereunder.

(g)           Each of the Agent, each Fronting Bank and each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender” or “Non U.S. Agent”, as applicable) shall deliver to the Borrower and the Agent two copies of either United States Internal Revenue Service Form W-8BEN, Form W-8ECI, or, in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate in substantially the form of Exhibit E to the effect that (A) such Non-U.S. Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) such Non-U.S. Lender is not a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) any interest payment received by such Non-U.S. Lender hereunder or under any other Loan Document is not effectively connected with the conduct of a trade or business in the United States, and (D) such Non-U.S. Lender is not a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) Internal Revenue Service Form W-8BEN, in each case, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, United States federal withholding tax on payments by the Borrower under this Agreement.  If any Non-U.S. Lender does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation or where the Non-U.S. Lender is a pass-through entity), such Non-U.S. Lender shall deliver to the Agent and the Borrower duly completed copies of Internal Revenue Service Form W-8IMY (or any successor forms), together with necessary forms, attachments and certificates (including the forms described in clauses (x) and (y) above, as required) to establish that such Non-U.S. Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-U.S. Lender and to establish that such portion may be received without deduction for, or at a reduced rate of, United States federal withholding tax. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender or shall promptly notify the Borrower and the Agent of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction. Notwithstanding any other provision of this subsection (g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this subsection (g) that such Non-U.S. Lender is not legally able to deliver.

(h)           The Borrower shall not be required to indemnify any Non-U.S. Lender or Non-U.S. Agent (including any Transferee), or to pay any additional amounts to any Non-U.S. Lender or Non-U.S. Agent (including any Transferee), in respect of United States federal withholding tax pursuant to subsection (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States federal withholding tax existed under the law in effect on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to an Extension of Credit; provided, however, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower; and providedfurther, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or any Fronting Bank or any Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or such Fronting Bank or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts or such indemnity payments would not have arisen but for a failure by such Non-U.S. Lender (including any Transferee) to comply with the provisions of subsection (g) above and (i) below.

(i)           Any Fronting Bank or any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to this Section shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the good faith determination of such Fronting Bank or such Lender (or Transferee) (as the case may be), be otherwise disadvantageous to such Fronting Bank or such Lender (or Transferee) (as the case may be).

(j)           Nothing contained in this Section shall require any Lender (or Transferee) or the Agent or any Fronting Bank to make available to the Borrower any of its tax returns (or any other information) that it deems to be confidential or proprietary.

SECTION 2.16.	Assignment of Commitments Under Certain Circumstances.

In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.10(c) or 2.11(a), or the Borrower shall be required to make additional payments to any Lender under Section 2.15, the Borrower shall have the right, at its sole expense, upon notice to such Lender and the Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 8.04) all such Lender’s interests, rights and obligations contained hereunder to another financial institution approved by the Agent and the Borrower (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and inter-

est accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder and the Borrower shall pay the processing and recordation fee due pursuant to Section 8.04.

SECTION 2.17.	Letters of Credit.

(a)           Subject to the terms and conditions hereof, each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than three Business Days’ prior notice thereof by the delivery by the Borrower of a Request for Issuance to the Agent (which shall promptly distribute copies thereof to the Lenders) and the Fronting Bank designated by the Borrower.  Each Request for Issuance shall identify the relevant Fronting Bank and shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be not later than the earlier of (x) 12 months after its date of issuance (or such longer period of time as may be agreed by the applicable Fronting Bank or as provided in clause (j) below) and (y) the third Business Day preceding the Commitment Termination Date), (ii) the proposed stated amount (denominated in dollars) of such Letter of Credit (which shall not be less than $1,000,000, unless otherwise agreed to by the applicable Fronting Bank), (iii) the name and address of the beneficiary of such Letter of Credit and (iv) a statement of drawing conditions applicable to such Letter of Credit, whether such Letter of Credit is a documentary letter of credit, a financial standby letter of credit or a performance standby letter of credit, and if such Request for Issuance relates to an amendment or modification of a Letter of Credit, it shall be accompanied by the consent of the beneficiary of the Letter of Credit thereto; provided, however, that if the terms of any Request for Issuance shall conflict with the terms of this Agreement, the terms of this Agreement shall govern.  Notwithstanding the foregoing, each Fronting Bank agrees to issue Letters of Credit with an expiration date later than the third (3rd) Business Day prior to the Commitment Termination Date (but no later than one year from the date of issuance thereof) in reliance upon the agreement by the Borrower to cash collateralize such Letters of Credit in an amount equal to 100% of the aggregate amount available to be drawn under such Letters of Credit by the date that is thirty (30) days prior to the Commitment Termination Date, and the Borrower agrees so to cash collateralize such Letters of Credit by such date, it being understood that, except with respect to drawings made under such Letters of Credit prior to the date of receipt of such cash collateral by the applicable Fronting Bank, the Agent and the Lenders (other than the applicable Fronting Bank) shall, after the date of receipt of such cash collateral by the applicable Fronting Bank, be released from any and all obligations to purchase participations or make Revolving Credit Loans in respect of such Letters of Credit.  Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than two days prior to the proposed date of issuance (or effectiveness) specified therein.  Not later than 12:00 noon (New York City time) on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the applicable Fronting Bank shall issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Agent, which shall promptly furnish copies thereof to the Lenders.  Each Lender shall, upon the issuance of any Letter of Credit, acquire a participation interest in such Letter of Credit, automatically and without any action on its part or the part of the applicable Fronting Bank, whereby such Lender shall become obligated to perform such obligations in respect of such Let-

ter of Credit as are expressly set forth herein.  No Fronting Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with any applicable requirement of law.

(b)           No Letter of Credit shall be requested or issued hereunder if, after the issuance thereof, the Outstanding Credits would exceed the Total Commitment.

(c)           The Borrower hereby agrees to pay to the Agent for the account of each Fronting Bank and, if they shall have funded participations in the reimbursement obligations of the Borrower pursuant to subsection (d) below, the Lenders, on demand made by such Fronting Bank to the Borrower, on and after each date on which such Fronting Bank shall pay any amount under any Letter of Credit issued by such Fronting Bank for the account of the Borrower, a sum equal to the amount so paid plus interest on such amount from the date so paid by such Fronting Bank until repayment to such Fronting Bank in full at a fluctuating interest rate per annum equal to the Alternate Base Rate plus the Applicable Margin for ABR Loans plus, if any amount paid by such Fronting Bank under a Letter of Credit is not reimbursed by the Borrower within two Business Days, 2% of such unreimbursed amount.

(d)           If any Fronting Bank shall not have been reimbursed in full by the Borrower for any payment made by such Fronting Bank under a Letter of Credit issued by such Fronting Bank for the account of the Borrower on the date of such payment, such Fronting Bank shall give the Agent prompt notice thereof (an “LC Payment Notice”) no later than 10:00 a.m. (New York City time) on the Business Day immediately succeeding the date of such payment by such Fronting Bank.  The Agent shall forward to each Lender a copy of such LC Payment Notice no later than 12:00 noon on the date on which such LC Payment Notice is received from such Fronting Bank.  Notwithstanding any provision of this Agreement to the contrary, each Lender severally agrees to fund its participation in the reimbursement obligation of the Borrower to each Fronting Bank by paying to the Agent for the account of such Fronting Bank an amount equal to such Lender’s Percentage of such unreimbursed amount paid by such Fronting Bank, plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of the payment by such Fronting Bank to the date of payment to such Fronting Bank by such Lender.  Each such payment by a Lender shall be made not later than 3:00 p.m. (New York City time) on the later to occur of (i) the Business Day immediately following the date of such payment by such Fronting Bank and (ii) the Business Day on which the Lender shall have received an LC Payment Notice from such Fronting Bank.  Each Lender’s obligation to make each such payment to the Agent for the account of each Fronting Bank shall be several and shall not be affected by the occurrence or continuance of a Default or Event of Default or the failure of any other Lender to make any payment under this subsection (d).  Each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)           The failure of any Lender to make any payment to the Agent for the account of any Fronting Bank in accordance with subsection (d) above shall not relieve any other Lender of its own obligation to make any similar payment to the Agent, but no Lender shall be responsible for the failure of any other Lender to make any such payment.  If any Lender (a “non-performing Lender”) shall fail to make any payment to the Agent for the account of any Fronting Bank in accordance with subsection (d) above within five Business Days after the LC Pay-ment Notice relating thereto, then, for so long as such failure shall continue, for purposes of vot-

ing rights hereunder, the Commitment of such non-performing Lender shall be reduced in an amount equal to such outstanding principal amount due and payable by such non-performing Lender.  Any non-performing Lender and the Borrower (without waiving any claim against such Lender for such Lender’s failure to fund a participation in the reimbursement obligations of the Borrower under subsection (d) above) severally agree to pay to the Agent for the account of the applicable Fronting Bank forthwith on demand such amount, together with interest thereon for each day from the date such Lender would have funded its participation had it complied with the requirements of subsection (d) above until the date such amount is paid to the Agent at (A) in the case of the Borrower, the interest rate applicable at the time to ABR Loans (or the interest rate that would be applicable if ABR Loans were outstanding) and (B) in the case of such Lender, the Federal Funds Effective Rate.

(f)           The payment obligations of each Lender under subsection (d) above and of the Borrower under this Agreement in respect of any payment under any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i)                   any lack of validity or enforceability of this Agreement or any other agreement or instrument relating hereto or to such Letter of Credit;

(ii)                  any amendment or waiver of, or any consent to departure from, the terms of this Agreement or such Letter of Credit;

(iii)                  the existence of any claim, set-off, defense or other right that any Lender or the Borrower for the account of which such Letter of Credit was issued may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any persons for whom any such beneficiary or any such transferee may be acting), any Fronting Bank, or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit, or any unrelated transaction;

(iv)                  any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)                  payment in good faith by any Fronting Bank under the Letter of Credit issued by such Fronting Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi)                  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g)           The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit issued for the account of the Borrower.  Neither any Fronting Bank, any Lender, nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any Fronting Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower for the account of which such Letter of Credit was issued and each Lender shall have the right to bring suit against the applicable Fronting Bank, and such Fronting Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which the Borrower or such Lender proves were caused by such Fronting Bank’s willful misconduct or gross negligence, including, in the case of the Borrower, such Fronting Bank’s willful failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, each Fronting Bank may accept sight drafts and accompanying certificates presented under any Letter of Credit issued by such Fronting Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and payment against such documents shall not constitute willful misconduct or gross negligence by such Fronting Bank.  Without limiting the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any Fronting Bank’s willful misconduct or gross negligence.

(h)           If there shall be more than one Fronting Bank that has issued a Letter of Credit at any time hereunder, each such Fronting Bank shall, with respect to the Letters of Credit issued by it and the reimbursement obligations owing to it, be regarded hereunder as the “Fronting Bank” and shall have all of the rights, interests, protections and obligations of the “Fronting Bank” hereunder with respect to such Letters of Credit and reimbursement obligations and all matters relating thereto.  Whenever any action may be, or is required to be, taken by the Fronting Bank hereunder, each Fronting Bank may, or shall, take such action only in respect of the Letters of Credit issued by it and the reimbursement obligations owing to it.  Whenever the consent of the Fronting Bank is required hereunder with respect to any proposed action, the consent of each Fronting Bank of a Letter of Credit that is then outstanding, or in respect of which reimbursement obligations remain outstanding, shall be required for such proposed action to be taken.  Any notice to be provided to the Fronting Bank shall be provided to each Fronting Bank of a Letter of Credit that is then outstanding, or in respect of which reimbursement obligations remain outstanding, and each such Fronting Bank shall have the right to request any information, and take any other action, as the Fronting Bank is permitted to do hereunder.  The protections accorded the Fronting Bank hereunder shall inure to the benefit of each Fronting Bank, regardless of whether any Letter of Credit issued by any such Fronting Bank or any reimbursement obligations in respect thereof are outstanding at the time the benefits of such protections are asserted.

(i)           No Fronting Bank shall at any time be obligated to issue any Letter of Credit if such issuance would result in the aggregate of the Stated Amounts of all Letters of Credit issued by such Fronting Bank exceeding such Fronting Bank’s LC Fronting Bank Commitment.

(j)           If the Borrower so requests in any applicable Request for Issuance, any Fronting Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Fronting Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by a Fronting Bank, the Borrower shall not be required to make a specific request to such Fronting Bank for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Borrower and the Lenders shall be deemed to have authorized (but may not require) such Fronting Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the third Business Day preceding the Commitment Termination Date; provided, however, that such Fronting Bank shall not permit any such extension if (A) such Fronting Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Agent or the Borrower that one or more of the applicable conditions specified in Article IV-B are not then satisfied, and in each such case directing such Fronting Bank not to permit such extension.

SECTION 2.18.	Swingline Loans.

(a)           Swingline Commitment.  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time prior to the Swingline Termination Date, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $100,000,000 or (ii) the sum of the aggregate Outstanding Credits exceeding the Total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b)           Swingline Loans.  To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Agent and the Swingline Lender, not later than 3:00 p.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan.  Each Swingline Loan shall be an ABR Loan and no Swingline Loan may be converted into a Eurodollar Loan.  The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Agent by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.  Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom.  Swingline Loans shall be made in minimum amounts of $1,000,000 and integral multiples of $500,000 above such amount.

(c)           Prepayment.  Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline

Lender and the Agent before 12:00 (noon), New York City time, on the proposed date of repayment.

(d)           Mandatory Borrowings and Participations.  On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders, with a copy to the Borrower and the Agent, that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders pro rata based on each such Lender’s Percentage, and the proceeds thereof shall be applied directly to repay such outstanding Swingline Loans.  Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice in connection with each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.02, (ii) whether any conditions specified in Article IV-B are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of an insolvency or other bankruptcy proceeding in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon their respective Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender, until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing same from and after such date of purchase.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Revolving Credit Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Agent.  Any such amounts received by the Agent shall be promptly remitted by the Agent to the Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.19.            Increase in Commitments.

(a)           Borrower Request.  Borrower may by written notice to the Agent elect to request, prior to the Commitment Termination Date, an increase to the then existing Total Commitments by an amount not in excess of $500,000,000 in the aggregate and not less than $100,000,000 individually (each an “Incremental Commitment Increase”).  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the Incremental Commitment Increase shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Agent and (ii) the identity of each assignee to whom the Borrower proposes any portion of such Incremental Commitment Increase be allocated and the amounts of such allocations.  Incremental Commitment Increases may be provided by any existing Lender (it being understood that (i) any existing Lender approached to provide all or a portion of the Incremental Commitment Increase may elect or decline, in its sole discretion, to provide such Incremental Commitment Increase and (ii) the Borrower shall have no obligation to offer any existing Lender the opportunity to provide any such Incremental Commitment Increase) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the Agent shall have consented (not to be unreasonably withheld) to such Lender’s or such Additional Lender’s  making such Incremental Commitment Increase if such consent would be required under Section 8.04 for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(b)           Conditions.  The Incremental Commitment Increase shall become effective, as of such Increase Effective Date; provided that:

(i)                   each of the conditions set forth in Article IV-B shall be satisfied;

(ii)                  no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date; and

(iii)                 Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Agent in connection with any such transaction.

(c)           Terms of New Loans and Commitments.  The Incremental Commitment Increase shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Agent, each Lender, if any, and each Additional Lender, if any, making such Incremental Commitment Increase, in form and substance satisfactory to each of them.  The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement as may be necessary or appropriate, in the opinion of the Agent, to effect the provisions of this Section 2.19.

(d)           Adjustment of Loans.  Each of the Lenders having a Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Lender or Additional Lender, as the case may be, which is providing a portion of the Incremental Commitment Increase on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Credit Loans and participation interests in LC Outstandings and Swingline Outstandings on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans and participation interests in LC Outstandings and Swingline Outstand-

ings will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Commitments after giving effect to such Incremental Commitment Increase.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each Lender and each Fronting Bank as follows:

SECTION 3.01.	Organization; Powers.

The Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Change, and (iv)  has the limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to request and receive Extensions of Credit hereunder.

SECTION 3.02.	Authorization.

The execution, delivery and performance by the Borrower of this Agreement and the Extensions of Credit hereunder (i) have been duly authorized by all requisite limited liability company action and (ii) will not (A) violate (x) any provision of any material Applicable Law or of the certificate of formation or other constitutive documents (including the limited liability company agreement) of the Borrower or any of its Subsidiaries to which the Borrower or any of its Subsidiaries, as the case may be, is subject, or (y) any provision of any indenture, agreement or other instrument to which the Borrower or any of its Subsidiaries is a party or by which it or any of its property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (C) result in the creation or imposition of any Lien upon any property or assets of the Borrower or any of its Subsidiaries, other than in the case of clauses (ii)(A)(y), (ii)(B) and (ii)(C), any such violation, breach, default or Lien that could not reasonably be expected to have a Material Adverse Change.

SECTION 3.03.	Enforceability.

This Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except to the extent that enforcement may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

SECTION 3.04.                                           Governmental Approvals.

No action, consent or approval of, registration or filing with or other action by any Governmental Authority is or will be required in connection with the execution, delivery and per formance by the Borrower of this Agreement or any other Credit Document, except those as have been duly obtained and as are (i) in full force and effect, (ii) sufficient for their purpose, (iii) not subject to any pending or, to the knowledge of the Borrower, threatened appeal or other proceeding seeking reconsideration or review thereof, (iv) filings and recordings in respect of the Liens created pursuant to the Security Documents and (v) such licenses, approvals, authorizations or consents the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Change.

SECTION 3.05.	Financial Statements.

(a)           (i)  The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2006 and the related consolidated statements of income, retained earnings and cash flows for the fiscal year then ended, reported on by Deloitte & Touche LLP and set forth in the Borrower’s Annual Report on Form 10-K, and (ii) the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of each fiscal quarter of each of the first two fiscal quarters of the 2007 fiscal year and related consolidated statements of income, retained earnings and cash flows for each such fiscal quarter and for the elapsed portion of the 2007 fiscal year, copies of which have been made available to each of the Lenders and the Fronting Banks, present fairly, in all material respects, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the period ending on such date in conformity with GAAP.

(b)           Except as set forth in the financial statements or other reports of the type referred to in Section 5.03 hereof and that have been made available to the Lenders and the Fronting Banks on or prior to the date of this Agreement (collectively, the “ Borrower Information”), since the Closing Date, there has been no Material Adverse Change.

SECTION 3.06.	Litigation.

Except as set forth as such in the Borrower Information, there is no action, suit or arbitral or governmental proceeding pending against, or to the knowledge of the Borrower threatened against, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision that could reasonably be expected to result in a Material Adverse Change.

SECTION 3.07.	Federal Reserve Regulations.

Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

SECTION 3.08.                                           Investment Company Act.

None of the Borrower or any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.09.                                           No Material Misstatements.

No report, financial statement or other written information furnished by or on behalf of the Borrower to the Agent, any Fronting Bank or any Lender pursuant to or in connection with this Agreement contained any material misstatement of fact or omitted any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projections and forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions and estimates believed to be reasonable at the time made and notes that whether or not such projections or forward looking statements are in fact achieved will depend upon future events some of which are not within the control of the Borrower and actual results may vary from the projections and such variations may be material and, accordingly, the Borrower gives no representation and warranty that such projections and forward looking statements will be achieved.

SECTION 3.10.	Taxes.

Except where the failure of which could not be reasonably expected to have a Material Adverse Change, (a) each of the Borrower and each of its Subsidiaries has filed all federal, state and local and non-U.S. income tax returns required to be filed by it and has paid all material taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP, (b) each of the Borrower and each of its Subsidiaries has provided adequate reserves in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes not yet due and payable and (c) each of the Borrower and each of its Subsidiaries has satisfied all of its tax withholding obligations.

SECTION 3.11.	Employee Benefit Plans.

Except as could not reasonably be expected, individually or in the aggregate to result in a Material Adverse Change with respect to each Plan, the Borrower, its Subsidiaries and its ERISA Affiliates are in compliance with the applicable provisions of ERISA and the Code and the final regulations and published interpretations thereunder.  No ERISA Event has occurred that alone or together with any other ERISA Event has resulted or could reasonably be expected to result in a Material Adverse Change.  None of the Borrower, its Subsidiaries nor any ERISA Affiliate has incurred any Withdrawal Liability that could result in a Material Adverse Change.  None of the Borrower, its Subsidiaries nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, which such reorganization or termination could result in a Material Adverse Change, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated where such reorganization or termination has resulted or can reasonably be expected to result, through an increase in the contributions required to be made to such Plan or otherwise, in a Material Adverse Change.

SECTION 3.12.                   Significant Subsidiaries.

Each of the Borrower’s Significant Subsidiaries, if any, (a) is a corporation, limited liability company or other type of person duly incorporated or formed (as the case may be), validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation (as the case may be) and (b) has all corporate, limited liability company, partnership or other (as the case may be) powers necessary to carry on its business substantially as now conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Change.  Each of the Borrower’s Significant Subsidiaries, if any, has all material governmental licenses, authorizations, consents and approvals required to carry on its business substantially as now conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Change.

SECTION 3.13.	Environmental Matters.

Except as set forth as such in or contemplated by the Borrower Information, the Borrower and each of its Subsidiaries has complied in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental or nuclear regulation or control, except to the extent that failure to so comply could not reasonably be expected to result in a Material Adverse Change.  Except as set forth as such in or contemplated by the Borrower Information, none of the Borrower nor any of its Subsidiaries has received notice of any material failure so to comply, except where such failure could not reasonably be expected to result in a Material Adverse Change.  Except as set forth as such in or contemplated by the Borrower Information, the facilities of the Borrower or any of its Subsidiaries, as the case may be, are not used to manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law relating to environmental pollution, or any nuclear fuel or other radioactive materials, in violation in any material respect of any law or any regulations promulgated pursuant thereto, except to the extent that such violations could not reasonably be expected to result in a Material Adverse Change.  Except as set forth as such in or contemplated by the Borrower Information, the Borrower is not aware of any events, conditions or circumstances involving environmental pollution or contamination that could reasonably be expected to result in a Material Adverse Change.

SECTION 3.14.	Solvency.

The Borrower is Solvent.

SECTION 3.15.                      Properties.

The Borrower has good and indefeasible title to or valid leasehold or easement interests in all properties that are necessary to the operation of its businesses as currently conducted, free and clear of all Liens (other than Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Change.

ARTICLE IV-A

INITIAL EXTENSIONS OF CREDIT

The Commitment of each Lender to make its initial Loan and of each Fronting Bank to issue its initial Letter of Credit on or after the date hereof is subject to the conditions that on or prior to the date of such Extension of Credit:

SECTION 4.01                                Credit Documents.  The Agent shall have received this Agreement, executed and delivered by a duly authorized officer of the Borrower, the Collateral Agent, each Lender and each Fronting Bank.

SECTION 4.02.                                           Legal Opinions.

The Agent shall have received favorable written legal opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower, in each case dated the date hereof, addressed to the Agent, the Fronting Bank and the Lenders and in form and substance satisfactory to the Agent.

SECTION 4.03.                                           Debt Repayments.

The Refinancings, including the repayment of all Repaid Indebtedness and the termination of all Liens and commitments relating thereto, shall have been (or shall simultaneously be) consummated.

SECTION 4.04.                                           Representations and Warranties.

On the Closing Date, (a) there shall be no breach of any representation made by the Parent in the Acquisition Agreement that is (i) material to the interests of the Lenders and (ii) the breach of which would give Texas Energy Future Holdings Limited Partnership and/or Newco the right to terminate their respective obligations thereunder, and (b) the representations and warranties made by the Borrower in Sections 3.01(i) and (iv), Section 3.03, Section 3.07 and Section 3.08, as they relate to the Borrower at such time, shall be true and correct in all material respects.

SECTION 4.05.                                           Closing Certificates.

With respect to the Borrower, the Agent shall have received (i) a copy of the certificate of formation, including all amendments thereto, certified as of a recent date by the Secretary of State of the state of Delaware, and a certificate as to the good standing of the Borrower as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or an Assistant Secretary or analogous officer of the Borrower, dated the date of this Agreement and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement or other applicable organizational document as in effect on such date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto are true and complete copies of resolutions duly adopted by the Board of Directors (or any duly authorized committee thereof) authorizing the execution and delivery by the Borrower of this

Agreement, the Extensions of Credit to be made hereunder and the performance by the Borrower of all of its obligations hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of formation referred to in clause (i) above has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to such clause (i) and (D) as to the incumbency and specimen signature of each officer executing this Agreement and any other document delivered in connection herewith on behalf of the Borrower; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or analogous officer executing the certificate pursuant to (ii) above.

SECTION 4.06.                                           Fees.

The Lenders, the Fronting Bank, the Agent and the Joint Lead Arrangers named in the Letter Agreements shall have received payment of all fees and reimbursements of all expenses for which invoices have been presented as and when due on or prior to the date of the initial Extension of Credit pursuant to the terms of this Agreement or the Letter Agreements.

SECTION 4.07.                                           PATRIOT Act.

The Joint Lead Arrangers and Bookrunners shall have received such documentation and information as is reasonably requested in writing at least 10 days prior to the Closing Date by the Agent about the Borrower mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

SECTION 4.08.                                           Merger.

Concurrently with the initial Extension of Credit hereunder, the Merger shall have been consummated in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments or express waivers thereto that are materially adverse to the Lenders (including, without limitation, the definition of, and representations, warranties and conditions relating to, the absence of any “Company Material Adverse Change” therein) without the reasonable consent of the Joint Lead Arrangers and Bookrunners.

SECTION 4.09.                                           Equity Investment.

The Equity Contribution, which, to the extent constituting Stock or Stock Equivalents of the Parent other than common Stock, shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Joint Lead Arrangers and Bookrunners to the extent material to the interests of the Lenders, in an amount not less than the Minimum Equity Amount shall have been made, or substantially simultaneously with the initial Extension of Credit hereunder, shall be made.

ARTICLE IV-B

CONDITIONS FOR ALL EXTENSIONS OF CREDIT

The Commitment of each Lender to make each Loan and of each Fronting Bank to make each Extension of Credit relating to a Letter of Credit hereunder (other than any Mandatory Borrowing and Extensions of Credit made on the Closing Date) shall be subject to the satisfaction of the following conditions precedent on the date of such Extension of Credit:

(a)           The Agent, the Swingline Lender and the relevant Fronting Bank, if applicable, shall have received from the Borrower a notice requesting such Extension of Credit as required by Section 2.03, Section 2.17 or 2.18, as applicable and certifying that the matters set forth in subsections (b) and (c) below are true and correct as of such date.

(b)           The representations and warranties of the Borrower set forth in Article III hereof (except, in the case of any Extension of Credit that does not increase the aggregate principal amount of the Outstanding Credits to the Borrower, the representations set forth in Sections 3.05(b), 3.06, 3.11 and 3.13) shall be true and correct in all material respects on and as of the date of such Extension of Credit with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.  Notwithstanding the foregoing, the representations and warranties set forth in Section 3.05(b) shall not be required to be made pursuant to this subsection (b) by the Borrower, if, at the time of such Extension of Credit, the Borrower’s Applicable Rating Level is at Level 1, 2 or 3.

(c)           At the time of and immediately after such Extension of Credit, no Default or Event of Default shall have occurred and be continuing at the time of such Extension of Credit or would result from the making of such Extension of Credit.

Each Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date of such Extension of Credit as to the matters specified in subsections (b) and (c) above.

ARTICLE V

COVENANTS

The Borrower agrees that, so long as any Lender has any Commitment hereunder, any Fronting Bank has any obligation to issue Letters of Credit hereunder, any Letter of Credit remains available to be drawn or any amount payable hereunder remains unpaid:

SECTION 5.01.                                           Existence.

It will, and will cause each of its Significant Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all rights, licenses, permits, franchises and authorizations necessary or desirable in the normal conduct of its business except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change; provided, however, that the Borrower and its Significant Subsidiaries may consummate any transaction expressly permitted pursuant to Section 5.09.

SECTION 5.02.                    Compliance With Laws; Business and Properties.

It will, and will cause each of its Subsidiaries to, comply with all applicable material laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, except (i) where the validity or applicability of such laws, rules, regulations or orders is being contested by appropriate proceedings in good faith or (ii) where the failure to do so could not reasonably be expected to have a Material Adverse Change; and at all times maintain and preserve all property material to the conduct of its business in good working order, ordinary wear and tear excepted, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Change.

SECTION 5.03.	Financial Statements, Reports, Etc.

It will furnish to the Agent, each Lender and each Fronting Bank:

(a)           as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner reasonably acceptable to the SEC by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

(b)           as soon as available and in any event within 75 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income for such quarter, for the portion of the Borrower’s fiscal year ended at the end of such quarter, and for the twelve months ended at the end of such quarter, and the related consolidated statement of cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth comparative figures for previous dates and periods to the extent required in Form 10-Q, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by a Financial Officer of the Borrower;

(c)           simultaneously with any delivery of each set of financial statements referred to in subsections (a) and (b) above, a certificate of a Financial Officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the covenant contained in Section 5.12 on the date of such financial statements, and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(d)           simultaneously with the delivery of each set of financial statements referred to in subsection (a) above, a statement of the firm of independent public accountants that reported on such statements (i) stating whether anything has come to their attention to cause them to believe that any Default or Event of Default existed on the date of such statements and (ii) confirming the calculations set forth in the Financial Officer’s certificate delivered simultaneously therewith pursuant to subsection (c) above;

(e)           forthwith upon becoming aware of the occurrence of any Default or Event of Default, a certificate of a Financial Officer of the Borrower setting forth the details thereof and the action that the Borrower is taking or proposes to take with respect thereto;

(f)           promptly upon the filing thereof, copies of each final prospectus (other than a prospectus included in any registration statement on Form S-8 or its equivalent or with respect to a dividend reinvestment plan) and all reports on Forms 10-K, 10-Q and 8-K and similar reports that the Borrower shall have filed with the SEC, or any Governmental Authority succeeding to any of or all the functions of the SEC;

(g)           as promptly as practicable after any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any Reportable Event with respect to any Plan that would constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC; (ii) receives notice from a proper representative of a Multiemployer Plan of complete or partial Withdrawal Liability being imposed upon such member of the Controlled Group under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, or appoint a trustee to administer, any Plan, a copy of such notice in each of (i), (ii) and (iii) as could reasonably be expected to result in a Material Adverse Change; and

(h)           promptly, from time to time, such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender or any Fronting Bank, may reasonably request in writing.

SECTION 5.04.	Insurance.

It will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower, as applicable) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower, as applicable) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Agent, upon written reasonable request from the Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05.	Taxes, Etc.

It will, and will cause each of its Subsidiaries to, pay and discharge promptly when due all material taxes, assessments and governmental charges imposed upon it or upon its income or profits or in respect of its property, as well as all other material liabilities, in each case before the same shall become delinquent or in default and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves with respect thereto shall, to the extent required by GAAP, have been set aside.

SECTION 5.06.	Maintaining Records; Access to Properties and Inspections.

It will, and will cause each of its Subsidiaries to, maintain financial records in accordance with GAAP and, upon reasonable notice and at reasonable times, permit authorized representatives designated by any Lender or any Fronting Bank to visit and inspect its properties and to discuss its affairs, finances and condition with its officers; provided that, excluding any such visits and inspections during the continuation of an Event of Default (a) only the Agent, whether on its own or in conjunction with the Required Lenders, may exercise rights of the Agent and the Lenders under this Section 5.06, (b) the Agent shall not exercise such rights more than two times in any calendar year and (c) only one such visit shall be at the Borrower’s expense; provided  further that when an Event of Default exists, the Agent (or any of its representatives or independent contractors) or any representative of the Required Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

SECTION 5.07.	ERISA.

It will, and will cause each of its Subsidiaries that are members of the Controlled Group to, comply in all material respects with the applicable provisions of ERISA and the Code except where any noncompliance, individually or in the aggregate, would not result in a Material Adverse Change.

SECTION 5.08.	Use of Proceeds.

It will not, and will not cause or permit any of its Subsidiaries to, use the proceeds of the Loans or the Letters of Credit for purposes other than (i) the repayment of the existing commercial paper program, revolving credit facilities and other Indebtedness of the Borrower or any of its Subsidiaries in connection with the Transaction and (ii) for working capital and other general corporate purposes and the refinancing of short-term borrowings used for working capital and other general corporate purposes.

SECTION 5.09.                     Consolidations, Mergers, Sales and Acquisitions of Assets and Investments in Subsidiaries.

(a)           It will not, and will not permit any of its Significant Subsidiaries to, consolidate or merge with or into any person unless (i) in the case of any such transaction involving the Borrower, the surviving person is the Borrower or another person formed under the laws of a State of the United States of America and assumes or is responsible, by operation of law, for all the obligations of the Borrower hereunder and (ii) in the case of any such transaction involving any Significant Subsidiary, the survivor is the Borrower, such Significant Subsidiary or a Wholly Owned Subsidiary of the Borrower (or a person which as a result of such transaction becomes a Wholly Owned Subsidiary of the Borrower).

(b)           It will not, and will not permit any of its Significant Subsidiaries to, make a Significant Disposition to any person unless (i) such Significant Disposition is made to the Borrower, a Wholly Owned Subsidiary of the Borrower or a person that, as a result of such transaction, becomes a Wholly Owned Subsidiary of the Borrower, (ii) the proceeds of such Significant Disposition are reinvested in the business of the Borrower or any of its Subsidiaries or are used to permanently reduce the indebtedness of the Borrower or any of its Subsidiaries or (iii) such Significant Disposition is of any Qualified Transition Bond Issuer.

(c)           Notwithstanding anything to the contrary contained in this Section, (i) the Borrower will not in any event permit any consolidation, merger, sale, lease or transfer if any Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such transaction, (ii) neither the Borrower nor any of its Subsidiaries will engage to a Substantial extent in businesses other than those currently conducted by them and other businesses reasonably related thereto and (iii) neither the Borrower nor any of its Subsidiaries will acquire any Subsidiary or make any investment in any Subsidiary if, upon giving effect to such acquisition or investment, as the case may be, the Borrower would not be in compliance with the covenant set forth in Section 5.12 and (iv) nothing in this Section shall prohibit any sales of assets permitted by Section 5.10(d).

(d)           Nothing is this Section shall prohibit the consummation of the Transaction.

SECTION 5.10.	Limitations on Liens.

Neither the Borrower nor any of its Significant Subsidiaries will create or assume or permit to exist any Lien in respect of any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Significant Subsidiary, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or sell, or permit any Significant Subsidiary thereof to sell, any accounts receivable; provided that the provisions of this Section shall not prevent or restrict the creation, assumption or existence of:

(a)           any Lien in respect of any such property or assets of any Significant Subsidiary of the Borrower to secure indebtedness owing by it to the Borrower or any Wholly Owned Subsidiary of the Borrower; or

(b)           Liens (including capital leases) in respect of property acquired by the Borrower or any Significant Subsidiary thereof, to secure the purchase price, or the cost of construction and development, of such property (or to secure indebtedness incurred prior to, at the time of, or within 120 days after the later of the acquisition of such property and the commencement of operation of such property, in each case for the purpose of financing the acquisition, or the cost of construction and development, of such property), or Liens existing on any such property at the time of acquisition of such property by the Borrower or such Significant Subsidiary, whether or not assumed, or any Lien in respect of property of any person existing at the time such person becomes a Subsidiary of the Borrower; or agreements to acquire any property or assets under conditional sale agreements or other title retention agreements, or capital leases in respect of any other property; provided that (A) the aggregate principal amount of Indebtedness secured by all

Liens in respect of any such property shall not exceed the cost (as determined by the board of directors or analogous governing body of the Borrower or such Significant Subsidiary, as the case may be) of such property at the time of acquisition thereof or (x) in the case of property covered by a capital lease, the fair market value, as so determined, of such property at the time of such transaction, or (y) in the case of a Lien in respect of property existing at the time such person becomes a Subsidiary of the Borrower the fair market value, as so determined of such property at such time), and (B) at the time of the acquisition of the property by the Borrower or such Significant Subsidiary, or at the time such person becomes a Subsidiary of the Borrower, as the case may be, every such Lien shall apply and attach only to the property originally subject thereto and fixed improvements constructed thereon; or

(c)           modifications, replacements, refundings or extensions of any Lien permitted in subsection (b), (e), (n), (o) or (p) hereof for amounts not exceeding the principal amount of the Indebtedness so refunded or extended or the fair market value (as determined by the board of directors (or analogous governing body) of the Borrower or such Significant Subsidiary, as the case may be) of the property theretofore subject to such Lien, whichever shall be lower, in each case at the time of such refunding or extension; provided that such Lien shall apply only to the same property theretofore subject to the same and fixed improvements constructed thereon; or

(d)           sales subject to understandings or agreements to repurchase; provided that the aggregate sales price for all such sales (other than sales to any governmental instrumentality in connection with such instrumentality’s issuance of indebtedness, including without limitation industrial development bonds and pollution control bonds, on behalf of the Borrower or any Significant Subsidiary thereof) made in any one calendar year shall not exceed $50,000,000 in the aggregate for the Borrower and its Significant Subsidiaries; or

(e)           Liens on Receivables Facility Assets in respect of any Permitted Receivables Financing; or

(f)           Liens securing securities issued after the Closing Date under any of the indentures for the Existing Notes equally and ratably with the Obligations; or

(g)           any Lien not otherwise permitted hereunder (whenever incurred) on assets owned by the Borrower or any Subsidiary thereof securing Indebtedness of the Borrower or Subsidiary in an aggregate amount not to exceed at any one time outstanding the greater of 10% of the Borrower’s Net Tangible Assets or 10% of Capitalization; or

(h)           leases (other than capital leases) now or hereafter existing and any renewals and extensions thereof under which the Borrower or any Significant Subsidiary thereof may acquire or dispose of any of its property, subject, however, to the terms of Section 5.09; or

(i)           Liens in respect of any Permitted Sale Leasebacks; or

(j)           [Reserved]; or

(k)           any Lien in existence on the Closing Date and set forth on Schedule 5.10 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or sub-

stitute Lien (i) does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date; or

(l)           the pledge of current assets, in the ordinary course of business, to secure current liabilities; or

(m)           Permitted Encumbrances; or

(n)           the Liens in favor of the Agent for the benefit of the Secured Parties under the Security Documents; or

(o)           any Lien incurred in connection with the issuance of Qualified Transition Bonds; or

(p)           Liens securing the Existing Notes equally and ratably with the Obligations and any Lien granted pursuant to Section 1007 of the indentures for the Existing Notes in favor of the trustee under such indenture; or

(q)           Liens on the Mortgaged Property or any part thereof which are granted by the Borrower to secure duties or public or statutory obligations or to secure, or serve in lieu of, surety, stay on appeal bonds.

SECTION 5.11.                                           Reserved.

SECTION 5.12.                                           Debt to Total Capitalization Ratio.

The Borrower will not, as of the end of each quarter of each of its fiscal years, permit the ratio of its Consolidated Senior Debt to its Consolidated Total Capitalization to be greater than 0.65 to 1.00.

SECTION 5.13.                                           Reserved.

SECTION 5.14.                                           Reserved.

SECTION 5.15.                                           Reserved.

SECTION 5.16.                                           Further Assurances.  Subject to Section 5.17:

(a)           The Borrower will execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents) that may be required under any Applicable Law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower.

(b)           The Mortgage shall contain provisions for the creation of a Lien encumbering or covering property acquired by the Borrower after the execution of the Mortgage, including all property of the type or character described in the Mortgage and acquired or constructed by the Borrower for the transmission and distribution of electric energy, subject to provisions in an indenture for the Existing Notes limiting the extent of any Lien on property owned or acquired by a successor company (1203) or acquired by the Borrower as the result of a merger in which the Borrower is the surviving entity (1205), or in interests retained by the Borrower in property released from the Mortgage (1810(d)).  From time to time, but not more often than once in any calendar year, the Collateral Agent may request the Borrower to identify property of the type or character described in the Mortgage and acquired or constructed by the Borrower after the date of the Mortgage, including any owned Real Property (but not any leased Real Property), and, if requested by the Collateral Agent, the Borrower will cause such after-acquired or constructed property to be described in an amendment of the Mortgage, consistent with the applicable requirements of the Security Documents, including actions described in paragraph (a) of this Section 5.16, all at the expense of the Borrower.

(c)           Any Mortgage delivered to the Collateral Agent in accordance with the preceding clause (b) shall be accompanied by those items set forth on Schedule 5.17 hereof to the extent that the items on Schedule 5.17 are customary for the type of assets covered by such Mortgage. Any items that are customary for the type of assets covered by such Mortgage may be delivered within a commercially reasonable period of time after the delivery of a Mortgage if they are not reasonably available at the time the Mortgage is delivered.

(d)           Notwithstanding anything herein to the contrary, if the Collateral Agent determines in its reasonable judgment (confirmed in writing to the Borrower and the Agent) that the cost or other consequences (including adverse tax and accounting consequences) of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Secured Party thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

SECTION 5.17.                                           Post-Closing Matters.

Within a commercially reasonable time after the Closing Date, execute and deliver the documents and complete the tasks set forth on Schedule 5.17.

ARTICLE VI

EVENTS OF DEFAULT

In case of the happening of any of the following events (each an “Event of Default”):

(a)           any representation or warranty made or deemed made by the Borrower in or in connection with the execution and delivery of this Agreement or the Extensions of Credit made hereunder shall prove to have been untrue in any material respect when so made, deemed made or furnished;

(b)           default shall be made by the Borrower in the payment of any principal of any Outstanding Credit when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c)           default shall be made by the Borrower in the payment of any interest on any Outstanding Credit or any Fee or any other amount (other than an amount referred to in subsection (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days;

(d)           default shall be made by the Borrower in the due observance or performance of any covenant, condition or agreement contained in Section 5.01 or 5.12;

(e)           default shall be made by the Borrower or any Subsidiary (i) in the due observance or performance of any covenant, condition or agreement contained in Section 5.03 and such default shall continue unremedied for a period of 5 days or (ii) in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in (b), (c), (d) or (e)(i) above) or in the Letter Agreements and such default shall continue unremedied for a period of 30 days after notice thereof from the Agent at the request of any Lender to the Borrower;

(f)           (i) Holdings amends, waives, otherwise modifies or violates Section 8 of its limited liability company agreement (provided that Holdings may own stock of other entities) or (ii) the Borrower or Holdings (in its capacity as the sole member of the Borrower) amends, waives, otherwise modifies or violates Section 10(i) or the director independence provisions of, in each case, the applicable limited liability company agreement as in effect as of the date hereof in a manner that is material and adverse to Lenders;

(g)           the Borrower or any Subsidiary thereof shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $50,000,000, when and as the same shall become due and payable, subject to any applicable grace periods, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf to cause, such Indebtedness to become accelerated or due prior to its stated maturity;

(h)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Significant Subsidiary thereof, or of a substantial part of the property or assets of the Borrower or any Significant Subsidiary thereof, under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary thereof or for a substantial part of the property or assets of the Borrower or any Significant Subsidiary thereof or (iii) the winding up or liquidation of the Borrower or any Significant Subsidiary thereof; and such pro-

ceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)           the Borrower or any Significant Subsidiary thereof shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Bankruptcy Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary thereof or for a substantial part of the property or assets of it or such Significant Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(j)           a Change in Control shall occur;

(k)           one or more judgments or orders for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower or any Subsidiary thereof or any combination thereof (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and such judgment or order shall remain undischarged or unstayed for a period of 60 days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Subsidiary thereof to enforce any such judgment or order;

(l)           an ERISA Event or ERISA Events shall have occurred that reasonably could be expected to result in a Material Adverse Change;

(m)           Reserved;

(n)           Reserved;

(o)           any Security Document pursuant to which the assets of Borrower are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or the Borrower shall deny or disaffirm in writing its obligations under any Security Document; or

(p)           any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, including a release by the Collateral Agent of all or a portion of the property covered thereby) or the Borrower shall deny or disaffirm in writing its obligations under any Mortgage;

then, and in every such event, and at any time thereafter during the continuance of such event, the Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take one or all of the following actions, at the same or different times:  (i) terminate forthwith the right of the

Borrower to request and receive Extensions of Credit; and (ii) declare the Loans of the Borrower then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding; provided that in the case of any event described in subsection (h) or (i) above affecting the Borrower, the right of the Borrower to request and receive Extensions of Credit shall automatically terminate and the principal of the Loans then outstanding of the Borrower, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein to the contrary notwithstanding.

Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Agent pursuant to this Article VI shall affect (i) the obligation of any Fronting Bank to make any payment under any Letter of Credit issued by such Fronting Bank in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that upon the occurrence and during the continuance of any Event of Default, the Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower, require the Borrower to deposit with the Agent an amount in the cash collateral account (the “Cash Collateral Account”) described below equal to the aggregate maximum amount available to be drawn under all Letters of Credit issued for the account of the Borrower and outstanding at such time.  Such Cash Collateral Account shall at all times be free and clear of all rights or claims of third parties.  The Cash Collateral Account shall be maintained with the Agent or at a depositary bank acting on behalf of the Agent in the name of, and under the sole dominion and control of, the Agent, and amounts deposited in the Cash Collateral Account shall bear interest at a rate equal to the rate generally offered by JPMorgan Chase or such depositary bank, as the case may be, for deposits equal to the amount deposited by the Borrower in the Cash Collateral Account, for a term to be determined by the Agent in its sole discretion.  The Borrower hereby grants to the Agent for the benefit of the Fronting Banks and the Lenders a Lien on, and hereby assigns to the Agent for the benefit of the Fronting Banks and the Lenders all of its right, title and interest in, the Cash Collateral Account and all funds from time to time on deposit therein to secure its reimbursement obligations in respect of Letters of Credit issued for its account.  If any drawings then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Agent may apply the amounts then on deposit in the Cash Collateral Account, in such priority as the Agent shall elect, toward the payment in full of any or all of the Borrower’s obligations hereunder as and when such obligations shall become due and payable, regardless of whether the amounts to be so applied were deposited by the Borrower for the account of which the Letter(s) of Credit then being drawn were issued.  Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Agent will repay and reassign to the Borrower any cash then on deposit in the Cash Collateral Account and the Lien of the Agent on the Cash Collateral Account and the funds therein shall automatically terminate.

ARTICLE VII

THE AGENT

(a)           In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase is hereby appointed to act as Agent on behalf of the Lenders and the Fronting Banks.  Each Lender and each Fronting Bank hereby irrevocably authorizes the Agent to take such actions on behalf of such Lender and such Fronting Bank and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto.  The Agent is hereby expressly authorized by the Lenders and the Fronting Banks, without hereby limiting any implied authority, (i) to receive on behalf of the Lenders and the Fronting Banks all payments of principal of and interest on the Outstanding Credits and all other amounts due to the Lenders and the Fronting Banks hereunder, and promptly to distribute to each Lender and each Fronting Bank, its proper share of each payment so received; (ii) to give notice on behalf of each Lender and each Fronting Bank to the Borrower of any Event of Default of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (iii) to distribute to each Lender and each Fronting Bank copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.

(b)           Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement.  The Agent shall not be responsible to the Lenders or the Fronting Banks for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements.  The Agent may deem and treat the Lender or the Fronting Bank that makes any Extension of Credit as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender or such Fronting Bank, given as provided herein, of the transfer thereof.  The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders and the Fronting Banks.  The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons.  Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower or any Subsidiary on account of the failure of or delay in performance or breach by any Lender or any Fronting Bank of any of its obligations hereunder or to any Lender or any Fronting Bank on account of the failure of or delay in performance or breach by any other Lender, any Fronting Bank or the Borrower or any Subsidiary of any of their respective obligations hereunder or in connection herewith.  The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

(c)           The Lenders and the Fronting Banks hereby acknowledge that the Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

(d)           Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders, the Fronting Banks and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent acceptable to the Borrower.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Agent gives notice of its resignation, then the Agent may, on behalf of the Lenders and the Fronting Banks, appoint a successor Agent, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank.  Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the Agent shall be discharged from its duties and obligations hereunder.  After the Agent’s resignation hereunder, the provisions of this Article and Section 8.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

(e)           With respect to the Extensions of Credit made by it hereunder, the Agent, in its individual capacity and not as Agent, shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not Agent.

(f)           Each Lender agrees (i) to reimburse the Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if all of the Commitments shall have been terminated, the amount of its percentage of Outstanding Credits) of any expenses incurred for the benefit of the Lenders or the Fronting Banks, in its role as Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Fronting Banks, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Borrower; provided that neither any Lender nor any Fronting Bank shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its directors, officers, employees or agents.  Each Lender and each Fronting Bank agrees that any allocation made in good faith by the Agent of expenses or other amounts referred to in this subsection (f) shall be conclusive and binding for all purposes.

(g)           Each Lender and each Fronting Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender or Fronting Bank, and based on such docu-

ments and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Fronting Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or Fronting Bank, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

(h)           None of JPMSI, Citigroup, CS Securities, GSCP, Lehman and MSSF, by virtue of their designation as “Joint Lead Arrangers and Bookrunners” on the cover page of this Agreement, nor Citibank, by virtue of its designation as “Syndication Agent” on the cover page of this Agreement, nor CS, GSCP, the Lehman Lender or MSSF, by virtue of their designation as “Co-Documentation Agents” on the cover page of this Agreement shall have any duties, liabilities, obligations or responsibilities under this Agreement other than, if applicable, as the Agent, or as a Lender or as a Fronting Bank hereunder.

(i)           Each Secured Party hereby further authorizes the Agent or Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents.  Subject to Section 8.08, without further written consent or authorization from any Secured Party, the Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets, or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 8.08) have otherwise consented (to the extent such consent is required).

(j)           Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Agent, on behalf of the Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, on behalf of the Secured Parties, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Secured Party may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(k)           To the extent required by any applicable law, the Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any

Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such tax were correctly or legally imposed or asserted by the relevant Government Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01.	Notices.

Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile, as follows:

(a)           if to the Borrower, to c/o of Oncor Electric Delivery Company LLC, 1601 Bryan Street, Dallas, TX 75201, Attention: Treasurer (Facsimile No. (214) 486-2067);

(b)           if to JPMorgan Chase, as Agent, Swingline Lender or as Fronting Bank, to JPMorgan Chase Bank, N.A., Attention: Rose L. Salvacion, 1111 Fannin Street, 10th Floor, Houston, Texas 77002 (Facsimile No. (713) 427-6307);

(c)           if to (i) Citibank, N.A., as a Fronting Bank, to Attention: Zorijana Migliorini , 390 Greenwich Street, New York 10013, (Fascimile No. (646) 291-3258);

(d)           if to a Lender, to it at its address (or facsimile number) set forth in the Register or in the Assignment and Acceptance pursuant to which such Lender became a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile or electronic mail to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

SECTION 8.02.                                           Survival of Agreement.

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and the Fronting Banks and shall survive the making by the Lenders and the Fronting Banks of the Extensions of Credit regardless of any investigation made by the Lenders or the Fronting Banks or on their behalf, and shall continue in full force and effect as long as there are any Outstanding Credits or any Fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated or any Letter of Credit is available to be drawn.

SECTION 8.03.	Binding Effect.

This Agreement shall become effective when it shall have been executed by the Borrower, the Fronting Banks and the Agent and when the Agent shall have received copies hereof (via facsimile or otherwise) which, when taken together, bear the signature of each Lender, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders and the Fronting Banks.

SECTION 8.04.	Successors and Assigns.

(a)           Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

(b)           Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and its Outstanding Credits); provided, however, that (i) the Borrower (unless an Event of Default of the type described in Article VI(b), (c), (h) or (i) shall have occurred and be continuing), the Agent (except in the case of an assignment to a Lender), the Swingline Lender and the Fronting Banks must give their prior written consent (which shall not be unreasonably withheld) to such assignment (except in the case of an assignment by a Lender to an Affiliate of such Lender or another Lender), (ii) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 or, if the amount of the Commitment of the assigning Lender is less than $5,000,000, the aggregate amount of such Lender’s Commitment, (iii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement and (iv) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, and a processing and recordation fee of $3,500.  Upon acceptance and recording pursuant to Section 8.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof unless otherwise agreed by the Agent (the Borrower to be given reasonable notice of any shorter period), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.10, 2.15 and 8.05 af-

forded to such Lender prior to its assignment as well as to any Fees accrued for its account hereunder and not yet paid)).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignor and such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           The Agent shall maintain on behalf of the Borrower at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Outstanding Credits of, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Fronting Banks, the Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in subsection (b) above and, if required, the written consent of the Borrower, the Fronting Banks and the Agent to such assignment, the Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(f)           Each Lender may without the consent of the Borrower or the Agent sell participations to one or more banks or other entities in all or a portion of its rights and/or obligations un-

der this Agreement (including all or a portion of its Commitment, its Revolving Credit Loans, its Swingline Outstandings and its LC Outstandings); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.10, 2.15 and 8.05 (subject to the requirements and limitations therein) to the same extent as if it were the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity, and (iv) the Borrower, the Agent, the Fronting Banks and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower under this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers (w) releasing all or substantially all of the Collateral under the Security Documents, (x) decreasing any fees payable hereunder or the amount of principal of, or the rate at which interest is payable on, the Outstanding Credits, (y) extending any principal payment date or date fixed for the payment of interest on the Outstanding Credits or (z) increasing the Commitments participated or extending the Commitments).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary.

(g)           Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.

(h)           The Borrower shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders, and any attempted assignment or delegation (except as a consequence of a transaction expressly permitted under Section 5.09) by the Borrower without such consent shall be void.

(i)           Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto.  In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

(j)           Subject to the appointment and acceptance of a successor Fronting Bank as provided below, any Fronting Bank may resign at any time by notifying the Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right to appoint a successor Fronting Bank acceptable to the Borrower.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Fronting Bank gives notice of its resignation, then the retiring Fronting Bank may appoint a successor Fronting Bank, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank.  Upon the acceptance of any appointment as Fronting Bank hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Fronting Bank and the retiring Fronting Bank shall be discharged from its duties and obligations hereunder.  After a Fronting Bank’s resignation hereunder, the provisions of Sections 2.10, 2.15 and 8.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Fronting Bank.

SECTION 8.05.	Expenses; Indemnity.

(a)           The Borrower agrees to pay all reasonable and documented out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and Haynes and Boone, LLP incurred by the Agent or the Joint Lead Arrangers in connection with the preparation, execution and delivery of this Agreement or in connection with any amendments, modifications or waivers of the provisions hereof (but only if such amendments, modifications or waivers are requested by the Borrower) (whether or not the transactions thereby contemplated are consummated), or incurred by the Agent, the Joint Lead Arrangers or any Lender in connection with the enforcement of their rights in connection with this Agreement (including in respect of workouts and restructurings) or in connection with the Extensions of Credit made hereunder, including the reasonable fees and disbursements of one counsel (unless in the good faith opinion of the Agent or such counsel, it would be inappropriate under applicable standards of legal professional conduct, due to an actual or potential conflict of interest, to have only one counsel), plus local counsel and, if necessary, one firm of regulatory counsel for the Agent or, in the case of enforcement following an Event of Default, the Lenders.  In addition to the foregoing, the Borrower shall pay or reimburse the Fronting Bank that issued such Letter of Credit for such reasonable, normal and customary costs and expenses as are incurred or charged by such Fronting Bank in issuing, negotiating, effecting payment under, amending or otherwise administering such Letter of Credit.

(b)           The Borrower agrees to indemnify each Lender and each Fronting Bank against any loss, calculated in accordance with the next sentence, or reasonable expense that such Lender may sustain or incur as a consequence of (i) any failure by the Borrower to borrow or to refinance, convert or continue any Loan hereunder (including as a result of the Borrower’s failure to fulfill any of the applicable conditions set forth in Article IV) after irrevocable notice of such borrowing, refinancing, conversion or continuation has been given pursuant to Section 2.03, (ii) any payment, prepayment or conversion of a Eurodollar Loan of the Borrower, or assignment of a Eurodollar Loan of the Borrower required by any other provision of this Agreement or otherwise made or deemed made, on a date other than the last day of the Interest Period, if any, applicable thereto, (iii) any default in payment or prepayment of the principal amount of any Outstanding Credit or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (iv) the occurrence of any Event of Default relating to the Borrower, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred by such Lender in liquidating or employing deposits from third parties, or with respect to commitments made or obligations undertaken with third parties, to effect or maintain any Loan hereunder or any part thereof as a Eurodollar Loan.  Such loss shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (x) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced, converted or not borrowed (assumed to be the LIBO Rate for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance, the Interest Period for such Loan that would have commenced on the date of such failure) over (y) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed or refinanced for such period or Interest Period, as the case may be.

(c)           The Borrower agrees to indemnify the Joint Lead Arrangers, the Agent, the Fronting Banks, each Lender, each of their Affiliates and the directors, officers, partners, employees and agents of the foregoing (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related expenses, including reasonable fees and expenses of one counsel for all Indemnitees (unless in the good faith opinion of the Agent or such counsel, it would be inappropriate under applicable standards of legal professional conduct, due to an actual or potential conflict of interest, to have only one counsel), incurred by or asserted against any Indemnitee arising out of the Borrower’s acts or omissions in connection with (i) the transactions pursuant to the Merger to which the Borrower is a party, (ii) preparation, execution, delivery, enforcement, performance and administration of this Agreement, (iii) the use of the proceeds of the Extensions of Credit or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, including any of the foregoing arising from the negligence, whether sole or concurrent, on the part of any Indemnitee.  Notwithstanding the foregoing, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a final judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or (ii) result from any litigation not involving an act or omission of the Borrower brought by an Indemnitee against another Indemnitee; provided, further, that the Borrower agrees that it will not, nor will it permit any Subsidiary to, without the prior written consent of each Indemnitee, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification could be sought under the indemnification provisions of this subsection (c) (whether or not any Indemnitee is an actual or potential party to such claim, action, suit or proceeding), unless such settlement, compromise or consent does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any Indemnitee and does not involve any payment of money or other value by any Indemnitee or any injunctive relief or factual findings or stipulations binding on any Indemnitee.

(d)           Neither the Borrower nor any Indemnified Party shall have any liability for any punitive, special, indirect or consequential damages resulting from this Agreement or any other

Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties (as determined by a final judgment of a court of competent jurisdiction).

(e)           The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Outstanding Credits, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Agent, any Lender or any Fronting Bank.  All amounts due under this Section shall be payable on written demand therefor.

(f)           A certificate of any Lender, any Fronting Bank or the Agent setting forth any amount or amounts that such Lender, such Fronting Bank or such Agent is entitled to receive pursuant to subsection (b) above and containing an explanation in reasonable detail of the manner in which such amount or amounts shall have been determined shall be delivered to the Borrower and shall be conclusive absent manifest error.

SECTION 8.06.	Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender and each Fronting Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or such Fronting Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, or such Fronting Bank (as the case may be), irrespective of whether or not such Lender or such Fronting Bank (as the case may be), shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender and each Fronting Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or such Fronting Bank may have.

SECTION 8.07.                                           Applicable Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.08.	Waivers; Amendment and Releases.

(a)           No failure or delay of the Agent, any Fronting Bank or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Agent, the Fronting Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by subsection (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice or demand on the Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on, any Loan or reimbursement obligation in respect of a Letter of Credit or date for the payment of any Facility Fee, Utilization Fee or LC Fee, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or any reimbursement obligation in respect of a Letter of Credit, without the prior written consent of each Lender affected thereby, (ii) increase the Commitment of any Lender, decrease the Facility Fee, Utilization Fee or LC Fee payable to any Lender without the prior written consent of each Lender affected thereby, (iii) amend or modify the provisions of Section 2.12, Section 2.13 or Section 8.04(h), the provisions of this Section or the definition of the “Required Lenders”, without the prior written consent of each Lender, (iv) release all or substantially all of the Collateral under the Security Documents, in either case without the prior written consent of each Lender or (v) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender; providedfurther, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or any Fronting Bank hereunder without the prior written consent of the Agent or the applicable Fronting Bank, as the case may be.  Each Lender and each Fronting Bank shall be bound by any waiver, amendment or modification authorized by this Section, and any consent by any Lender, the Agent or any Fronting Bank pursuant to this Section shall bind any assignee of its rights and interests hereunder.

(c)           If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 8.08(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower or Agent shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.  Each Lender agrees that, if Borrower or Agent elects to replace such Lender in accordance with this Section, it shall promptly execute and deliver to the Agent an Assignment and Acceptance to evidence such sale and purchase; provided that the failure of any such non-consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

(d)           The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent on any Collateral shall be automatically released (i) in full, upon the termination of this

Agreement and the payment of all Obligations hereunder (except for Hedging Obligations in respect of any Secured Hedging Agreement and contingent indemnification obligations in respect of which a claim has not yet been made), (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by the Borrower upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to the Borrower, upon termination (in accordance with the terms of this Agreement) or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 8.08) and (v) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Collateral Documents.  Any such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Borrower or its Subsidiaries in respect of) all interests retained by the Borrower or its Subsidiaries, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.  The Lenders hereby authorize the Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.  Any release of Collateral permitted by this Agreement or any of the Security Documents will be deemed not to impair the Liens created by the Security Documents in contravention thereof and any person that is required to deliver an officer’s certificate or opinion of counsel pursuant to Section 314(d) of the Trust Indenture Act shall be entitled to rely upon the foregoing as a basis for delivery of such certificate or opinion.

SECTION 8.09.	Resignation of Swingline Lender.

The Swingline Lender may resign as Swingline Lender upon 60 days’ prior written notice to the Agent, the Lenders and the Borrower.  If the Swingline Lender shall resign, then the Borrower may appoint from among the Lenders a successor Swingline Lender, whereupon such successor Swingline Lender shall succeed to the rights, powers and duties of the replaced or resigning Swingline Lender under this Agreement and the other Credit Documents, and the term “Swingline Lender” shall mean such successor or such new Swingline Lender effective upon such appointment (it being understood that if no existing Lender elects to accept such appointment, then the Borrower may appoint another bank or financial institution of its choosing (which bank or financial institution shall be satisfactory to the Agent, in its reasonable discretion) as a successor Swingline Lender).  The acceptance of any appointment as a Swingline Lender hereunder shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Agent.  If the Swingline Lender resigns as Swingline Lender, it shall retain all rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans and fund risk participations in outstanding Swingline Loans.

SECTION 8.10.                                           Entire Agreement.

THIS WRITTEN AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT OF THE BORROWER, THE AGENT, THE COLLATERAL AGENT, THE FRONTING BANKS AND THE LENDERS WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND (1) THERE ARE NO PROMISES, UNDERTAKINGS, REPRESENTATIONS OR WARRANTIES BY THE BORROWER, THE AGENT, THE COLLATERAL AGENT, ANY FRONTING BANKS OR ANY LENDER RELATIVE TO THE SUBJECT MATTER HEREOF AND THEREOF NOT EXPRESSLY SET FORTH OR REFERRED TO HEREIN OR THEREIN, (2) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES AND (3) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES; PROVIDED THAT THE SYNDICATION PROVISIONS AND THE BORROWER’S CONFIDENTIALITY OBLIGATIONS OF THE LETTER AGREEMENTS SHALL REMAIN IN FULL FORCE AND EFFECT.  IT IS SPECIFICALLY AGREED THAT THE PROVISION OF THE FACILITY HEREUNDER BY THE LENDERS SUPERSEDES AND IS IN SATISFACTION OF THE OBLIGATIONS OF THE AGENTS (AS DEFINED IN THE COMMITMENT LETTER) TO PROVIDE THE COMMITMENTS SET FORTH IN EXHIBIT E OF THE COMMITMENT LETTER.

SECTION 8.11.	Severability.

In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.12.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 8.03.

SECTION 8.13.                                           Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 8.14.	Interest Rate Limitation.

(a)           Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the “Charges”), as provided for herein or in any other document executed in con-

nection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Fronting Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by such Lender or such Fronting Bank (as the case may be) in accordance with applicable law, the rate of interest payable on the Outstanding Credits of such Lender or such Fronting Bank (as the case may be), together with all Charges payable to such Lender or such Fronting Bank (as the case may be), shall be limited to the Maximum Rate.

(b)           If the amount of interest, together with all Charges, payable for the account of any Lender or any Fronting Bank in respect of any interest computation period is reduced pursuant to subsection (a) above and the amount of interest, together with all Charges, payable for such Lender’s or such Fronting Bank’s (as the case may be) account in respect of any subsequent interest computation period, would be less than the Maximum Rate, then the amount of interest, together with all Charges, payable for such Lender’s or such Fronting Bank’s (as the case may be) account in respect of such subsequent interest computation period shall, to the extent permitted by applicable law, be automatically increased to such Maximum Rate; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender or any Fronting Bank has been increased pursuant to this subsection (b) exceed the aggregate amount by which interest, together with all Charges, paid for its account has theretofore been reduced pursuant to subsection (a) above.

SECTION 8.15.	Jurisdiction; Venue.

(a)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Subject to the foregoing and to subsection (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

(b)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or thereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State court or Federal court of the United States of America sitting in New York City.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.16.                                           Confidentiality.

The Agent, each Fronting Bank and each Lender shall hold all non-public information furnished by or on behalf of Holdings, the Borrower or any other Subsidiary of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, the Agent or Fronting Bank pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental, regulatory or self-regulatory agency or representative thereof or pursuant to legal process or Applicable Law or (a) to such Lender’s or the Agent’s or such Fronting Bank’s attorneys, professional advisors, independent auditors, trustees or Affiliates, (b) to an investor or prospective investor in a Securitization that agrees its access to information regarding the Borrower or its Subsidiaries, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential, (c) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential, and (d) to a nationally recognized ratings agency that requires access to information regarding the Borrower or its Subsidiaries, the Loans and Credit Documents in connection with ratings issued with respect to a Securitization; provided that unless specifically prohibited by Applicable Law or court order, each Lender, the Agent and each Fronting Bank shall use commercially reasonable efforts to notify the Borrower of any request made to such Lender, the Agent or such Fronting Bank, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with a routine examination of the Lender by such governmental agency, regulator or agency) for disclosure of any such non-public information prior to disclosure of such information; and provided further that in no event shall any Lender, the Agent or any Fronting Bank be obligated or required to return any materials furnished by the Borrower or any other Subsidiary of the Borrower.  Each Lender, the Agent and each other Fronting Bank agrees that it will not provide to prospective transferees or to any pledgee referred to in Section 8.04 or to prospective direct or indirect contractual counterparties to any swap agreements or derivative transactions to be entered into in connection with or relating to Loans made hereunder any of the Confidential Information unless such person is advised of and agrees to be bound by the provisions of this Section 8.16 or confidentiality provisions at least as restrictive as those set forth in this Section 8.16.

SECTION 8.17.                                           Electronic Communications.

(a)           The Borrower hereby agrees that it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to Section 5.03 (collectively, the “Communications”) by transmitting the Communications in Microsoft Word, Adobe Portable Document Format (PDF) or other electronic/soft medium format that is reasonably acceptable to the Agent to rosemarie.l.salvacion@jpmchase.com or faxing the Communications to (713) 427-6307, or to such other addressee as the Agent may notify the Borrower from time to time.  In addition, the Borrower agrees to continue to provide the Communications to the

Agent in the manner otherwise specified in this Agreement, but only to the extent reasonably requested by the Agent.

(b)           The Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Agent for purposes of this Agreement.  Each Lender and Fronting Bank agrees to notify the Agent in writing (including by electronic communication) from time to time of such Lender’s or Fronting Bank’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

(c)           Nothing herein shall prejudice the right of the Agent or any Lender or Fronting Bank to give any notice or other communication pursuant to this Agreement in any other manner specified in this Agreement.

(d)           The Borrower further agrees that the Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agent, the Fronting Banks, the Lenders or any bonafide potential Transferee and (ii) remains subject the confidentiality requirements set forth in Section 8.16.

(e)           THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTY IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  In no event shall the Agent or its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, any Fronting Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than trustees or advisors)) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents (as determined in a final non-appealable judgment of a court of competent jurisdiction).

EACH LENDER ACKNOWLEDGES THAT COMMUNICATIONS FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, ANY OF ITS SUBSIDIARIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-

PUBLIC INFORMATION AND ALL CONFIDENTIAL INFORMATION IN COMPLIANCE WITH SECTION 8.16 AND IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT ANY OF THE BORROWER, ANY OF ITS SUBSIDIARIES AND THEIR RESPECTIVE RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO BORROWER AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE CONFIDENTIAL INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW AND WILL COMPLY WITH SECTION 8.16.

SECTION 8.18.	Acknowledgements.

The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)           (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Agent, the Fronting Banks, the Lenders and the Joint Lead Arrangers, Syndication Agent and Co-Documentation Agents on the other hand, and the Borrower is capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agent, the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Agent, the Joint Lead Arrangers, the Syndication Agent or any of the Co-Documentation Agents has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Agent, the Joint Lead Arrangers, the Syndication Agent or any of the Co-Documentation Agents has advised or is currently advising the Borrower or its Affiliates on other matters) and none of the Agent, the Joint Lead Arrangers, the Syndication Agent or any of the Co-

Documentation Agents has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Agent, the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents and each of their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agent, the Joint Lead Arrangers, the Syndication Agent or any of the Co-Documentation Agents has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Agent, the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower agrees not to claim that the Agent, any of the Joint Lead Arrangers, the Syndication Agent or any of the Co-Documentation Agents have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you, in connection with the transactions contemplated hereby or the process leading hereto.

(c)           no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower, on the one hand, and any Lender, on the other hand.

SECTION 8.19.	WAIVERS OF JURY TRIAL.

THE BORROWER, THE AGENT, EACH JOINT LEAD ARRANGER, SYNDICATION AGENT AND CO-DOCUMENTATION AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.20.	USA PATRIOT Act.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 8.21.	Separateness of the Borrower from Parent and its Subsidiaries.

Each Lender and each Fronting Bank acknowledges and affirms that (i) it has advanced funds to or extended credit on behalf of the Borrower in reliance upon the separateness of the Holdings and its Subsidiaries (including the Borrower) from Parent and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons and (ii) the Borrower and its Subsidi-

aries have assets and liabilities that are separate from those of Parent and its Subsidiaries (other than Holdings and its Subsidiaries) and any other Persons.

[Signatures To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Agent, Swingline Lender, Fronting Bank and as a Lender
By:
Name:
Title:

CITIBANK, N.A., as Syndication Agent, Fronting Bank and as a Lender
By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLAND BRANCH, as a Co-Documentation Agent and as a Lender
By:
Name:
Title:
By:
Name:
Title:

CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arranger and Bookrunner
By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P., as a Co-Documentation Agent, Joint Lead Arranger and Bookrunner and as a Lender
By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as a Co-Documentation Agent and as a Lender
By:
Name:
Title:

LEHMAN BROTHERS INC., as Joint Lead Arranger and Bookrunner
By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as a Co-Documentation Agent and Joint Lead Arranger and Bookrunner
By:
Name:
Title:

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Bookrunner
By:
Name:
Title:

MORGAN STANLEY BANK, as a Lender
By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC., Joint Lead Arranger and Bookrunner
By:
Name:
Title:

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

[Date]

Reference is made to the Revolving Credit Agreement, dated as of October 10, 2007 (as amended, modified, extended or restated from time to time, the “Agreement”), among Oncor Electric Delivery Company LLC (the “Borrower”), the Lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as agent for the Lenders, Citibank, N.A. (“Citibank”), as syndication agent (in such capacity, the “Syndication Agent”) and JP Morgan Chase, Citibank and other Lenders acceptable to the Borrower as fronting banks for letters of credit issued hereunder.  Terms defined in the Agreement are used herein with the same meanings.

1.           The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date (as defined below, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Effective Date and the Loans owing to the Assignor that are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans to the Effective Date and the amount, if any, set forth on the reverse hereof of the Fees accrued to the Effective Date for the account of the Assignor.  Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in section 8.04 of the Agreement, a copy of which has been received by each such party.  From and after the Effective Date, (i) the Assignee shall be a party to and be bound by the provisions of the Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement.

2.           This Assignment and Acceptance is being delivered to the Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.15(g) of the Agreement, duly completed and executed by such Assignee and (ii) a processing and recordation fee of $3,500.

3.           This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment

(may not be fewer than 5 Business

Days after the Date of Assignment

unless otherwise agreed by the Agent) (the “Effective Date”):

Facility	Principal Amount Assigned	Percentage Assigned of Facility/ Commitment (set forth, to at least 8 decimals, as a percentage of the Facility and the Total Commitment
Commitment Assigned:	$___________	____ %
Loans:	$___________	____ %
Fees Assigned (if any):	$___________	____ %

The terms set forth and on the                                                                           Accepted:
reverse side hereof are hereby
agreed to:

[ASSIGNOR], as Assignor
By:
Name:
Title:

[ASSIGNEE], as Assignee		ONCOR ELECTRIC DELIVERY COMPANY LLC
By:		By:
	Name:		Name:
	Title:		Title:

JPMORGAN CHASE BANK, N.A., as Agent
By:
Name:
Title:

EXHIBIT B

FORM OF BORROWING REQUEST

BORROWING REQUEST

[Date]

JPMorgan Chase Bank, N.A.
  as agent for the Lenders referred to below
Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, TX 77002
Attention:                                Rose L. Salvacion
Facsimile:                                713-427-6307

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Revolving Credit Agreement, dated as of October 10, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as agent for the Lenders, Citibank, N.A. (“Citibank”), as syndication agent (in such capacity, the “Syndication Agent”) and JP Morgan Chase, Citibank and other Lenders acceptable to the Borrower as fronting banks for letters of credit issued hereunder.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.  The Borrower hereby gives you notice pursuant to Section 2.03 of the Agreement that it requests a Borrowing under the Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Date of Borrowing (which is a Business Day)
(B) Principal amount of Borrowing[1]
(C) Interest rate basis[2]
(D) Interest Period and the last day thereof[3]

__________________________

1	Not less than $10,000,000 (and in integral multiples of $1,000,000) or greater than the Total Commitment then available.

2	Eurodollar Loan or ABR Loan.

3	Which shall be subject to the definition of “Interest Period” and end not later than the Applicable Commitment Termination Date.

B-1

The undersigned also certifies that the representations and warranties of the Borrower set forth in Article III of the Agreement (except, in the case of any Extension of Credit that does not increase the aggregate principal amount of the Outstanding Credits to the Borrower, the representations set forth in Sections 3.05(b), 3.06, 3.11 and 3.13) are true and correct in all material respects on and as of the date hereof with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date. [4]

The undersigned also certifies that at the time of and immediately after this Extension of Credit, no Default or Event of Default has occurred and is continuing at the time hereof or would result from the making of this Extension of Credit.

Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to lending specified in Article IV-A of the Agreement have been satisfied.

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:
Name:
Title:

__________________________

4
Notwithstanding the foregoing, the representations and warranties set forth in Section 3.05(b) shall not be required to be made by the Borrower, if, at the time of such Extension of Credit, the Borrower’s Applicable Rating Level is at Level 1, 2 or 3.

B-2

EXHIBIT C-1

FORM OF REQUEST FOR ISSUANCE BY

JPMORGAN CHASE BANK

REQUEST FOR ISSUANCE

[Date]

JPMorgan Chase Bank, N.A.
  as agent for the Lenders referred to below
Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, TX 77002
Attention:                                Rose L. Salvacion
Facsimile:                                713-427-6307

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Revolving Credit Agreement, dated as of October 10, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as agent for the Lenders, Citibank, N.A. (“Citibank”), as syndication agent (in such capacity, the “Syndication Agent”) and JP Morgan Chase, Citibank and other Lenders acceptable to the Borrower as fronting banks for letters of credit issued hereunder, and hereby gives you notice, irrevocably, pursuant to Section 2.17(a) of the Agreement, that the undersigned hereby requests the issuance of a Letter of Credit, and in connection therewith sets forth below the terms on which such Letter of Credit is to be issued:

(i)	the requested date of issuance (which is a Business Day) is ;[1] and

(ii)
the expiration date (which shall be not later than the earlier of (x) 12 months after its date of issuance (or such longer period of time as may be agreed by the applicable Fronting Bank) and (y) third Business Day preceding the Commitment Termination Date) of the Letter of Credit requested hereby is                     ;[2] and

(iii)	the proposed stated amount of the Letter of Credit requested hereby is $ ;[3] and

(iv)	the beneficiary of the Letter of Credit requested hereby is _____________, with an address at ; and

C-1-1

(v)	the conditions under which a drawing may be made under such Letter of Credit are as follows: ,

(vi)	attached hereto is a consent of the beneficiary of the Letter of Credit to the modification of the Letter of Credit hereby requested.[4]

Upon the issuance of the Letter of Credit by the Fronting Bank in response to this request, the Borrower shall be deemed to have represented and warranted that the applicable conditions to an issuance of a Letter of Credit that are specified in Article IV-A of the Agreement have been satisfied.

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:
Name:
Title: [Financial Officer]
__________________

1
If the Request for Issuance is a request for extension of the stated maturity of a Letter of Credit or a modification or amendment of the terms thereof, set forth the date of effectiveness of such extension, modification or amendment.

2	Modify request as appropriate if used in connection with the extension, modification or amendment of a Letter of Credit.

3	The proposed stated amount shall be not less than $1,000,000, unless otherwise agreed to by the Fronting Bank.

4	Include only if the Request for Issuance relates to an amendment or modification of a Letter of Credit.

C-1-2

EXHIBIT C-2

FORM OF REQUEST FOR ISSUANCE BY

CITIBANK

[Form to be provided by Citibank]

C-2-1

EXHIBIT D

FORM OF PREPAYMENT NOTICE

PREPAYMENT NOTICE

[Date]

JPMorgan Chase Bank, N.A.
  as agent for the Lenders referred to below
Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, TX 77002
Attention:                                Rose L. Salvacion
Facsimile:                                713-427-6307

Ladies and Gentlemen:

The undersigned, Oncor Electric Delivery Company LLC (the “Borrower”), refers to the Revolving Credit Agreement, dated as of October 10, 2007 (as it may hereafter be amended, modified, extended or restated from time to time, the “Agreement”), among the Borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as agent for the Lenders, Citibank, N.A. (“Citibank”), as syndication agent (in such capacity, the “Syndication Agent”) and JP Morgan Chase, Citibank and other Lenders acceptable to the Borrower as fronting banks for letters of credit issued hereunder.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.  The Borrower hereby gives you irrevocable notice of prepayment pursuant to Section 2.09 of the Agreement and, in that connection, acknowledges that it is committed hereby to prepay the Borrowing (or portion thereof) identified below by the amount and on the date stated below, and that such prepayment will be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment.

(A)           Interest rate basis1 of Borrowings to be prepaid (in whole or in part)

(B)           Principal amount to be prepaid2

(C)           Date of prepayment (which is a Business Day)

____________________

1	Eurodollar Loan or ABR Loan.

2	If a partial prepayment, not less than $5,000,000 and in integral multiples of $1,000,000.

Schedule 1.1(d)-1

Very truly yours,

ONCOR ELECTRIC DELIVERY COMPANY LLC
By:
Name:
Treasurer:

D-2

EXHIBIT E

FORM OF NON-U.S. LENDER CERTIFICATION

Reference is hereby made to the Credit Agreement dated as of October 10, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Oncor Electric Delivery Company, a Delaware limited liability company (the “Borrower”), the lenders listed in Schedule 2.01 (together with their successors and assigns, the “Lenders”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase”), as administrative agent for the Lenders (in such capacity, the “Agent”).  Pursuant to the provisions of Section 2.15(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no interest payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower and the Agent in writing within 30 days of such change and (2) the undersigned shall furnish the Borrower and the Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[ ]
By:
Name:
Title:

Schedule 1.1(d)-1

SCHEDULE 2.1

COMMITMENTS

Name of Lender	Commitment
JPMorgan Chase Bank, N.A.	$375,000,000.00
Citibank, N.A.	$375,000,000.00
Goldman Sachs Credit Partners L.P.	$375,000,000.00
Morgan Stanley Bank	$375,000,000.00
Credit Suisse, Cayman Island Branch	$250,000,000.00
Lehman Commercial Paper Inc.	$250,000,000.00
Total:	$2,000,000,000.00

Schedule 2.1-1

SCHEDULE 2.17(i)

LC FRONTING BANK COMMITMENTS

Fronting Bank	LC Fronting Bank Commitment
JPMorgan Chase Bank, N.A.	$1,000,000,000.00
Citibank, N.A.	$1,000,000,000.00
Total	$2,000,000,000.00

Schedule 5.17-1

 SCHEDULE 5.10

EXISTING LIENS

1.        Vendor’s lien retained in deed dated February 1, 1990 from Tex-La Electric Cooperative of Texas, Inc. to Texas Utilities Electric Company, recorded in Volume 1276, Page 380, of the Real Property Records of Hood County, Texas and in Volume 7, Page 212, of the Real Property Records of Somervell County, Texas.

2.        Deed of Trust and Security Agreement to secure assumption made by and between Texas Utilities Electric Company and Don T. Collins, Trustee for the benefit of The United States of America acting by and through the Administrator of the Rural Electrification Administration and Tex-La Electric Cooperative of Texas, Inc. dated February 1, 1990 and recorded in Volume 7, Page 518, of the Real Property Records of Somervell County, Texas and in Volume 1276, Page 686 of the Real Property Records of Hood County, Texas.

Schedule 5.17-2

SCHEDULE 5.17

POST-CLOSING MATTERS

Within a commercially reasonable time after the Closing Date, the Borrower will do or deliver the items described below (capitalized terms used herein and not defined shall have the meanings assigned thereto in the Revolving Credit Agreement):

1.           Collateral.

The Borrower shall execute and deliver to the Collateral Agent the following:

(a)           All documents and instruments, in proper form for filing, registration or recording, including Uniform Commercial Code or other applicable financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document, and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under the Revolving Credit Agreement.

(b)           Certified copies of UCC, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Borrower as debtor and that are filed in those state and county jurisdictions in which the Borrower is organized or maintains its principal place of business and such other searches that the Collateral Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens permitted under the Revolving Credit Agreement).

(c)           Acceptable evidence of payment or arrangements for payment by the Borrower of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(d)           Evidence, as may be reasonably requested by the Collateral Agent, of all such action as shall be necessary to create an equal and ratable Lien in the Collateral to secure the Existing Notes.

2.           Legal Opinions.

The Collateral Agent shall have received favorable written legal opinions of Vinson & Elkins LLP, Texas counsel to the Borrower, addressed to the Collateral Agent, relating to the creation and perfection of Liens against Collateral, in form and substance satisfactory to the Agent and Collateral Agent.

3.           Real Property Requirements.

Schedule 5.17-3

The Borrower shall execute and deliver to the Collateral Agent the following:

(a)           With respect to the Mortgaged Property, a Mortgage, executed and delivered by a duly authorized officer of each mortgagor party thereto; and

(b)           All documents and instruments, including Uniform Commercial Code, Texas Business and Commerce Code Chapter 35 Subchapter A or other applicable fixture security financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by any Mortgage and perfect such Liens to the extent required by, and with the priority required by such Mortgage.

Schedule 5.17-4